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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

RLJ LODGING TRUST
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
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April 1, 2019

Dear Fellow Shareholders:

        You are cordially invited to attend the 2019 Annual Meeting of Shareholders (the "Annual Meeting") of RLJ Lodging Trust, which will be held at the Bethesda Residence Inn, 7335 Wisconsin Avenue, Bethesda, MD, on Friday, May 3, 2019, at 12:00 noon Eastern Time.

        Your Board of Trustees (the "Board"), is unanimously recommending a highly qualified, experienced, diverse and actively engaged slate of nominees for election to the Board at the Annual Meeting. Your Board's nominees are Robert L. Johnson, Leslie D. Hale, Evan Bayh, Arthur R. Collins, Nathaniel A. Davis, Patricia L. Gibson, Robert M. La Forgia, Robert J. McCarthy and Glenda G. McNeal. Your Board brings executive and financial leadership, a wide range of complementary skills and backgrounds relevant to the Company's industry, strategy and commitment to shareholder value and rich gender, racial and ethnic diversity. As a group, the average tenure of the Board's nominees is approximately five years, with four of the nine nominees being new to the Board since 2016.

        At the Annual Meeting, you will be asked to (1) elect the nine trustee nominees named in this proxy statement to RLJ Lodging Trust's Board of Trustees; (2) ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019; (3) approve (on a non-binding basis) the compensation of our named executive officers; (4) consider and vote on a shareholder proposal; and (5) transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting. The accompanying Proxy Statement provides a detailed description of these proposals.

        To assist you in voting your shares, you will find enclosed the Notice of Annual Meeting, the 2019 Proxy Statement and our 2018 Annual Report to Shareholders, which includes our audited financial statements. We urge you to read the accompanying materials so that you will be informed about the business to be addressed at the Annual Meeting.

        On behalf of our Board of Trustees and our employees, we thank you for your continued interest in and support of our company. We look forward to seeing you at the Annual Meeting.

Sincerely,

Leslie D. Hale President and Chief Executive Officer

Robert L. Johnson Executive Chairman

Nathaniel A. Davis Lead Independent Trustee

RLJ LODGING TRUST
3 Bethesda Metro Center
Suite 1000
Bethesda, MD 20814

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 3, 2019

        NOTICE IS HEREBY GIVEN that the 2019 Annual Meeting of Shareholders (the "Annual Meeting") of RLJ Lodging Trust (the "Company") will be held at the Bethesda Residence Inn, 7335 Wisconsin Avenue, Bethesda, MD 20814 on Friday, May 3, 2019, at 12:00 noon Eastern Time, for the following purposes:

  (1)
  to elect the nine trustee nominees named in this Proxy Statement;

  (2)
  to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019;

  (3)
  to approve (on a non-binding basis) the compensation of our named executive officers;

  (4)
  to consider and vote on a shareholder proposal; and

  (5)
  to transact such other business as may properly come before the meeting or any adjournments or postponements of the Annual Meeting.

        The Board of Trustees (the "Board"), has fixed the close of business on Wednesday, March 20, 2019 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting. Accordingly, only shareholders of record at the close of business on that date are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting.

        The Board has selected the nine persons named in the attached Proxy Statement as its nominees for election to the Board of Trustees at the Annual Meeting.

        This notice and the enclosed Proxy Statement are first being made available to our shareholders on or about April 1, 2019.

By Order of the Board of Trustees,

Anita Cooke Wells Corporate Secretary and Senior Vice President
Bethesda, Maryland April 1, 2019

        YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON, IF YOU DESIRE. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BANK, BROKER OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A LEGAL PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER.

i

RLJ LODGING TRUST

3 Bethesda Metro Center
Suite 1000
Bethesda, MD 20814

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 3, 2019.

This Proxy Statement, our 2018 Annual Report to Shareholders and
our Annual Report on Form 10-K for the year ended December 31, 2018 are available at http://www.rljlodgingtrust.com/meeting.html

INFORMATION CONCERNING SOLICITATION AND VOTING

General

        The enclosed proxy card is solicited on behalf of the Board of Trustees (the "Board") of RLJ Lodging Trust (the "Company"), a Maryland real estate investment trust, for use at the Annual Meeting of Shareholders (the "Annual Meeting"), to be held on Friday, May 3, 2019, at 12:00 noon Eastern Time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Bethesda Residence Inn, 7335 Wisconsin, Avenue, Bethesda, MD 20814.

        We are first mailing the Notice, this Proxy Statement, the enclosed proxy card and our 2018 Annual Report to Shareholders on or about April 1, 2019 to all shareholders entitled to vote at the Annual Meeting. Our principal executive office is located at 3 Bethesda Metro Center, Suite 1000, Bethesda, Maryland 20814. Our website is www.rljlodgingtrust.com. We make our current and periodic reports that are filed with the Securities and Exchange Commission (the "SEC"), available, free of charge, on our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.

ABOUT THE MEETING

What is RLJ Lodging Trust?

        RLJ Lodging Trust is a self-advised, publicly-traded real estate investment trust that owns primarily premium-branded, high-margin focused-service and compact full-service hotels. As of March 2019, the Company's portfolio consists of 150 hotels with approximately 28,600 rooms located in 25 states and the District of Columbia and an ownership interest in one unconsolidated hotel with 171 rooms. The Company's Board and management believe the Company is well-positioned for continued success with a proven investment strategy, a high quality diversified portfolio, a solid balance sheet and an attractive cash flow profile.

Why am I receiving this Proxy Statement?

        This Proxy Statement contains information related to the solicitation of proxies for use at our 2019 Annual Meeting of Shareholders, to be held at the Bethesda Residence Inn, 7335 Wisconsin Avenue, Bethesda, MD 20814 on Friday, May 3, 2019, at 12:00 noon Eastern Time, for the purposes stated in the accompanying Notice of Annual Meeting of Shareholders. This solicitation is made by RLJ Lodging Trust on behalf of our Board. "We," "our," "us," and the "Company" refer to RLJ Lodging Trust.

What am I being asked to vote on?

        You are being asked to vote on the following proposals:

  •
  Proposal 1 (Election of Trustees):  The election of the nine trustee nominees named in this Proxy Statement, each for a term expiring at the 2020 annual meeting of shareholders;

  •
  Proposal 2 (Ratification of PricewaterhouseCoopers LLP):  The ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019;

  •
  Proposal 3 (Non-Binding Advisory Vote to Approve Named Executive Officer Compensation):  An advisory (non-binding) vote to approve the compensation of our named executive officers, which is commonly referred to as "Say-On-Pay"; and

  •
  Proposal 4 (Shareholder Proposal Regarding Sexual Harassment Reporting):  A non-binding shareholder proposal regarding annual reporting of sexual harassment complaints.

What are the Board's voting recommendations?

        The Board recommends that you vote as follows:

  •
  Proposal 1 (Election of Trustees):  "FOR" each of the Board's nine nominees for election as trustees;

  •
  Proposal 2 (Ratification of PricewaterhouseCoopers LLP):  "FOR" the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019;

  •
  Proposal 3 (Non-Binding Advisory Vote to Approve Named Executive Officer Compensation):  "FOR" the advisory (non-binding) "Say-On-Pay" vote to approve the compensation of our named executive officers; and

  •
  Proposal 4 (Shareholder Proposal Regarding Sexual Harassment Reporting):  "AGAINST" the shareholder proposal.

Who is entitled to vote at the Annual Meeting?

        Only holders of record of our common shares at the close of business on March 20, 2019, the record date for the Annual Meeting, are entitled to receive notice of the Annual Meeting and to vote at the meeting. Our common shares constitute the only class of securities entitled to vote at the meeting.

What are the voting rights of shareholders?

        Each common share outstanding on the record date entitles its holder to cast one vote on each matter to be voted on.

How many trustees can I vote for?

        Shareholders can vote for up to nine nominees for trustee. We recommend that you vote "FOR" each of our nominees for trustee.

Who can attend the Annual Meeting?

        All holders of our common shares at the close of business on March 20, 2019, the record date for the Annual Meeting, or their duly appointed proxies, are authorized to attend the Annual Meeting. Admission to the meeting will be on a first-come, first-served basis. If you attend the meeting, you may be asked to present valid photo identification, such as a driver's license or passport, before being admitted. Cameras, recording devices and other electronic devices will not be permitted at the meeting. For directions to the Annual Meeting, contact Investor Relations at 301-280-7774.

        Please also note that if you are the beneficial owner of shares held in "street name" (that is, through a bank, broker or other nominee), you will need to bring a copy of the brokerage statement reflecting your share ownership as of March 20, 2019.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

        Many shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

  •
  Shareholder of record.  If your shares are registered directly in your name with our transfer agent, EQ Shareowner Services, you are considered the shareholder of record of those shares and these proxy materials are being sent directly to you by us.

  •
  Beneficial owner.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee which is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you bring with you a legal proxy from the shareholder of record.

How will my shares be voted if I do not provide specific voting instructions in the proxy card that I submit?

        If you submit a proxy card without giving specific voting instructions on one or more matters listed in the notice for the meeting, your shares will be voted as recommended by our Board on such matters, and as the proxy holders may determine in their discretion how to vote with respect to any other matters properly presented for a vote at the meeting.

May I change or revoke my vote after I return my proxy card?

        Yes. You may change or revoke a previously granted proxy at any time before it is exercised by (i) filing with our Secretary a notice of revocation or a duly executed proxy bearing a later date or (ii) attending the meeting and voting in person. Please note that attendance at the meeting, in itself, will not constitute a revocation of a previously granted proxy.

        If your shares are held in street name, then you may submit new voting instructions by contacting your broker or nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy from your broker.

What will constitute a quorum at the Annual Meeting?

        The presence at the meeting, in person or by proxy, of the holders of a majority of the common shares outstanding on March 20, 2019 will constitute a quorum, permitting the shareholders to conduct business at the meeting. We will include abstentions and broker non-votes in the calculation of the number of shares considered to be present at the meeting for purposes of determining the presence of a quorum at the meeting. As of the March 20, 2019 record date, there were 173,681,694 common shares outstanding.

How many votes are needed for the proposals to pass?

        The proposals to be voted on at the Annual Meeting have the following voting requirements:

  •
  Proposal 1 (Election of Trustees):  As provided in our bylaws, to be elected in an uncontested election, trustee nominees must receive the affirmative vote of a majority of the votes cast, which means that the number of shares voted for a nominee must exceed the number of shares voted against that nominee. There is no cumulative voting in the election of trustees. If you submit the proxy card and do not indicate otherwise, your shares will be voted "FOR" each of the nine nominees named in Proposal 1 in this Proxy Statement.

    If an incumbent trustee fails to be re-elected by a majority of votes cast, that trustee is required under our bylaws to tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board is required to act on the Nominating and Corporate Governance Committee's recommendation and publicly disclose its decision and its rationale within 90 days after the election results are certified. Notwithstanding the foregoing, our bylaws require the Board to accept any such resignation if the nominee has received more votes against than for his or her election at each of two consecutive annual meetings of shareholders.

  •
  Proposal 2 (Ratification of PricewaterhouseCoopers LLP):  The affirmative vote of a majority of the votes cast is required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019, which is considered a routine matter.

  •
  Proposal 3 (Non-Binding Advisory Vote to Approve Named Executive Officer Compensation):  The affirmative vote of a majority of the votes cast is required for approval of the advisory (non-binding) vote to approve the compensation of our named executive officers.

  •
  Proposal 4 (Shareholder Proposal Regarding Sexual Harassment Reporting):  The affirmative vote of a majority of the votes cast is required to approve the shareholder proposal regarding sexual harassment reporting.

What effect do withhold votes, abstentions and broker non-votes have on the proposals?

        Abstentions.    For purposes of each of the Proposals, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

        Broker Non-Votes.    Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the underlying beneficial owners. If that happens, the nominees may vote those shares only on matters deemed "routine" by the New York Stock Exchange (the "NYSE"), the exchange on which our common shares are listed. On non-routine matters, nominees cannot vote without instructions from the beneficial owner, resulting in a so-called "broker non-vote." Under NYSE rules, Proposals 1, 3 and 4 (election of trustees, Say-On-Pay and the shareholder proposal) are considered non-routine. Proposal 2 (Ratification of PricewaterhouseCoopers LLP) is the only proposal that is considered "routine" under the NYSE rules. Accordingly, if you are a beneficial owner and your shares are held in the name of a broker, the broker is permitted to vote your shares on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm even if the broker does not receive voting instructions from you. Consequently, if you do not give your broker instructions, your broker will not be able to vote on any of the non-routine proposals. If you are a beneficial holder and want your vote to count on these non-routine proposals, it is critical that you instruct your broker how to vote your shares. Consequently, if you do not submit any voting instructions to your broker, your broker may exercise its discretion to vote your shares on the proposal to ratify the appointment of PricewaterhouseCoopers LLP. If your shares are voted on this item as directed by your broker, your shares will constitute "broker non-votes" on each of the non-routine items and will not be counted in determining the number of shares necessary for approval of the non-routine items, although they will count for purposes of determining whether a quorum exists.

Will any other matters be voted on?

        As of the date of this Proxy Statement, we are not aware of any matters that will come before the Annual Meeting other than those disclosed in this Proxy Statement. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy card will vote the shares represented by the proxies on the other matters in the manner recommended by our Board, or, if no such recommendation is given, in the discretion of the proxy holders.

How do I vote?

        If you are a shareholder of record, you may vote by telephone, via the Internet or by marking your voting instructions, signing, dating and mailing your proxy card in the enclosed postage-paid envelope. Simply follow the instructions provided on your proxy card. If you are a beneficial owner and your shares are held by a bank or broker, you should follow the instructions provided to you by the bank or broker. Although most banks and brokers now offer voting by mail, telephone and on the Internet, availability and specific procedures will depend on their voting arrangements.

If I plan to attend the Annual Meeting, should I still vote by proxy?

        Yes. Voting in advance does not affect your right to attend the Annual Meeting. If you send in your proxy card and also attend the Annual Meeting, you do not need to vote again at the Annual Meeting unless you want to change your vote. Written ballots will be available at the meeting for shareholders of record. Beneficial owners who wish to vote in person at the Annual Meeting must request a legal proxy from their brokerage firm, bank, trustee or other agent and bring that legal proxy to the Annual Meeting.

How are proxy card votes counted?

        If the accompanying proxy card is properly signed and returned to us, and not subsequently revoked, it will be voted as directed by you. Unless contrary instructions are given, the persons designated as proxy holders on the proxy card will vote: "FOR" each of the Board's nominees named in Proposal 1 of this Proxy Statement; "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019; "FOR" the advisory (non-binding) "Say-On-Pay" vote to approve the compensation of our named executive officers; "AGAINST" the shareholder proposal regarding sexual harassment reporting; and as recommended by our Board with regard to any other matters that may properly come before the meeting, or, if no such recommendation is given, in their own discretion.

Who will count the votes?

        The Inspector of Election appointed for the Annual Meeting will separately tabulate the affirmative and negative votes, withheld votes, abstentions and broker non-votes.

Where can I find the voting results of the Annual Meeting?

        We will report preliminary voting results by filing a Current Report on Form 8-K within four business days following the date of the Annual Meeting. If final voting results are not known when such report is filed, they will be announced in an amendment to such report within four business days after the final results become known.

Who pays the costs of soliciting proxies and what solicitation methods may be employed?

        We will bear the entire costs of soliciting proxies, including the preparation, assembly, printing and mailing of this Proxy Statement and any additional solicitation material furnished to our shareholders. These additional materials may be furnished by mail and electronic means. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners, and we expect to reimburse the corresponding forwarding expenses. In addition to soliciting proxies by mail, certain of our officers, trustees and other employees, without additional compensation, may solicit proxies personally (by telephone or other personal contact) or by other appropriate means.

        You should rely only on the information provided in this Proxy Statement. We have not authorized anyone to provide you with different or additional information. You should not assume that the information in this Proxy Statement is accurate as of any date other than the date of this Proxy Statement or, where information relates to another date set forth in this Proxy Statement, then as of that date.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 3, 2019.

This Proxy Statement, our 2018 Annual Report to Shareholders and
our Annual Report on Form 10-K for the year ended December 31, 2018 are available at http://www.rljlodgingtrust.com/meeting.html

PROPOSALS TO BE VOTED ON

Proposal 1: Election of Trustees

        Our Board of Trustees is currently comprised of nine trustees, all of whom have terms expiring at the 2019 Annual Meeting. In evaluating our Board and considering this Proposal, we encourage you to review the "Corporate Governance and Board Matters" section of this Proxy Statement below, including as to the role of the Board in our strategy, our approach to board refreshment, our commitment to ensuring shareholders have an engaged and responsive Board in place with the right skillsets and diversity, our shareholder engagement practices and our strong, shareholder-friendly corporate governance. More information about our nominees is included below.

        The nominees, all of whom are currently serving as trustees of the Company, have been recommended by our Board for election or re-election to serve as trustees for one-year terms until the 2020 annual meeting of shareholders and until their successors are duly elected and qualified. Each nominee has consented to be named in this Proxy Statement and agreed to serve as a trustee if elected by shareholders. Based on its review of the relationships between the trustee nominees and the Company, the Board has affirmatively determined that the following trustees are "independent" trustees under the rules of the NYSE and under applicable rules of the SEC: Evan Bayh, Arthur R. Collins, Nathaniel A. Davis, Patricia L. Gibson, Robert M. La Forgia, Robert J. McCarthy and Glenda G. McNeal.

        The Board knows of no reason why any nominee would be unable to serve as a trustee. If any nominee is unavailable for election or service, the Board may designate a substitute nominee and the persons designated as proxy holders on the proxy card will vote for the substitute nominee recommended by the Board. Under these circumstances, the Board may also, as permitted by our bylaws, decrease the size of our Board.

  Nominees for Election for a One-Year Term Expiring at the 2020 Annual Meeting

        The following table sets forth the name and age of each nominee for trustee, indicating all positions and offices with us currently held by the trustee nominee.

Name	Age(1)	Title
Robert L. Johnson	72	Executive Chairman of the Board of Trustees
Leslie D. Hale	46	President and Chief Executive Officer of the Company
Evan Bayh	63	Trustee
Arthur R. Collins	59	Trustee
Nathaniel A. Davis	65	Lead Independent Trustee
Patricia L. Gibson	56	Trustee
Robert M. La Forgia	60	Trustee
Robert J. McCarthy	65	Trustee
Glenda G. McNeal	58	Trustee

(1)
Age as of March 28, 2019.

        Set forth below are descriptions of the backgrounds and principal occupations of each of our trustee nominees.

        Robert L. Johnson has served as the Executive Chairman of our Board since the formation of the Company in 2011. Prior to the formation of the Company, Mr. Johnson co-founded and served as the chairman of RLJ Development, LLC ("RLJ Development") and founded and currently serves as the chairman of The RLJ Companies, LLC ("RLJ Companies"), which owns or holds interests in a diverse portfolio of companies in the banking, private equity, real estate, film production, gaming and automobile dealership industries. Prior to co-founding RLJ Development in 2000, he was founder and chairman of Black Entertainment Television, or BET. Mr. Johnson continued to serve as chief executive officer of BET until 2006 after its 2001 acquisition by Viacom Inc. He currently serves as the executive chairperson of RLJ Entertainment Inc. (NASDAQ: RLJE) and also serves on the boards of directors of KB Home (NYSE: KBH), Lowe's Companies, Inc. (NYSE: LOW), Elevate Credit Inc. (NYSE: ELVT) and Strayer Education Inc. (NASDAQ: STRA). Mr. Johnson received his Bachelor of Arts degree from the University of Illinois and his Master of Public Administration degree from Princeton University.

        Our Board determined that Mr. Johnson should serve on our Board based on his experience as a successful business leader and entrepreneur, as well as his experience in a number of critical areas, including real estate, finance, brand development and multicultural marketing.

        Leslie D. Hale is President and Chief Executive Officer of the Company, and has served as a trustee since May 2018. Prior to her appointment as the Company's President and Chief Executive Officer in August 2018, she served as Chief Operating Officer, Chief Financial Officer and Executive Vice President since July 2016, and as Chief Financial Officer, Executive Vice President and Treasurer beginning in 2013. Ms. Hale previously served as chief financial officer and senior vice president of real estate and finance of RLJ Development from 2007 until the formation of the Company, when she became the Company's chief financial officer, treasurer and senior vice president. She joined RLJ Development in 2005 as director of real estate and finance. In these positions, Ms. Hale was responsible for the finance, tax, treasury and portfolio management functions as well as executing all real estate transactions. From 2002 to 2005, she held several positions within the global financial services division of General Electric Corp., including as a vice president in the business development group of GE Commercial Finance, and as an associate director in the GE Real Estate strategic capital group. Prior to that, she was an investment banker at Goldman, Sachs & Co. Ms. Hale received her Bachelor of Business Administration degree from Howard University and her Master of Business Administration degree from Harvard Business School. Ms. Hale has served on the board of directors of Macy's Inc. (NYSE: M) since January 2015 and currently serves on the Audit and Finance Committees of the Macy's Board. She also is a member of the Howard University Board of Trustees.

        Our Board determined that Ms. Hale should serve on our Board based on her many years of leadership and senior executive experience; her deep involvement in the operational and financial sides of the Company's business; her knowledge of real estate and the Company and its strategies and opportunities for creating shareholder value; her financial depth in various disciplines, including capital allocation, finance, treasury, real estate and business development; and her experience with long-term strategic planning, asset management, transactions at asset and corporate levels, acquisitions, dispositions, investments, financing, and operational execution. Her experience and relationships in the lodging industry and insights into the evolving retail and consumer environment from her service as a director of Macy's are also valuable assets to the Company, including the Board.

        Evan Bayh has served as one of our trustees and as chairman of our Nominating and Corporate Governance Committee since our initial public offering in May 2011. Since 2018, Senator Bayh has served as a Senior Advisor to Cozen O'Connor Public Strategies, an affiliate of the international law firm Cozen O'Connor, and Of Counsel to Cozen O'Connor. He also serves a senior advisor to Apollo Global Management, a leading global alternative asset management firm. Prior to this, Senator Bayh was a partner at McGuireWoods LLC, a global diversified law firm. From 1999 through 2010, Senator Bayh was a member of the United States Senate, representing the state of Indiana. He served on six Committees—Banking, Housing and Urban Affairs; Armed Services; Energy and Natural Resources; the Select Committee on Intelligence; Small Business and Entrepreneurship; and the Special Committee on Aging. He also chaired two subcommittees. From 1989 until 1997, Senator Bayh served as the Governor of Indiana. Senator Bayh currently is a member of the boards of directors of Berry Plastics (NYSE: BERY), Marathon Petroleum (NYSE: MPC) and Fifth Third Bank (NASDAQ: FITB).

Senator Bayh received a Bachelor degree in Business Economics with honors from Indiana University and a Juris Doctor degree from the University of Virginia.

        Our Board determined that Senator Bayh's experience as a former United States Senator and former Governor of Indiana, in addition to his breadth of management experience and public company board service, adds valuable expertise to our Board, especially with respect to regulatory and governance issues.

        Arthur R. Collins has served as one of our trustees since November 2016. Since 1989, Mr. Collins has been Managing Partner of theGROUP, a government relations and public affairs consulting firm that Mr. Collins founded. Mr. Collins currently serves as chairman of the board of trustees of Morehouse School of Medicine and as a member of the boards of trustees of The Brookings Institution and Meridian International Center. He has previously served as chairman of the board of trustees of Florida A&M University. Mr. Collins received his Bachelor degree in Accounting and Finance from Florida A&M University and a doctor of humane letters from Florida A&M University.

        Our Board determined that Mr. Collins should serve on our Board due to his overall business acumen and experience, knowledge of and contacts in the business environment, expertise in governmental affairs and regulatory matters, personal qualities and ability to devote the time necessary to serving on the Board. Further, our Board believes that Mr. Collins' government relations experience will be helpful in navigating and influencing the current governmental and regulatory landscape.

        Nathaniel A. Davis has served as one of our trustees and as chairman of our Compensation Committee since our initial public offering in May 2011. He also has served as our lead independent trustee since July 2016. Mr. Davis currently is the Chief Executive Officer and Executive Chairman of the board of directors of K12 Inc. (NYSE: LRN). Mr. Davis also has been the managing director of RANDD Advisory Group, a business consulting group that advises venture capital, media, and technology firms and provides due diligence, business process improvement, sales process improvement, management development and business plan development services, since 2003. From 2006 through 2008, Mr. Davis was the chief executive officer and president of XM Satellite Radio, a leading broadcaster of satellite radio. He also was a member of the XM Satellite Radio board of directors from 1999 until 2008. Mr. Davis served as executive-in-residence of Columbia Capital, a venture capital firm, from 2003 until 2006. From 2000 to 2003, Mr. Davis was president, chief operating officer and a member of the board of directors of XO Communications, a telecommunications service provider. Prior to this, Mr. Davis served as executive vice president, network and technical service of Nextel Communications; as chief financial officer of MCI Telecommunications U.S.; and as president and chief operating officer of MCI Metro. Mr. Davis is a member of the board of directors of UNISYS (NYSE: UIS), a systems integration company and previously was a board member of Charter Communications, a cable television operator. He received a Bachelor of Science degree in Engineering from the Stevens Institute of Technology, a Master of Science degree in Computer Science from the University of Pennsylvania and a Master of Business Administration degree from the Wharton School of Business, University of Pennsylvania.

        Our Board determined that Mr. Davis should serve on our Board based on his extensive financial, operational, executive and entrepreneurial experience. Mr. Davis has promoted the independent leadership of the Board through his status as lead independent trustee.

        Patricia L. Gibson has served as one of our trustees since August 2017. Ms. Gibson currently serves as Chief Executive Officer of Banner Oak Capital Partners, LP ("Banner Oak"), which she co-founded in October 2016. Banner Oak is an independent investment management platform with a unique focus on active management of real estate operating platforms and assets. Banner Oak oversees investments totaling over $3 billion in gross asset value, with $2 billion in committed capital. Prior to this, Ms. Gibson was president of Hunt Realty Investments, Inc.("Hunt"), the centralized real estate investment management company for the Hunt family and related entities. She joined Hunt as senior vice president in 1997. Prior to joining Hunt in 1997, Ms. Gibson held senior financial positions with Archon Group, a subsidiary of Goldman Sachs & Co., and The Travelers Realty Investment Company. Ms. Gibson is a member of the board of directors of Pacolet Milliken Enterprises, Inc., a private investment company focused on energy and real estate investments, and is the vice-chair of the Industrial and Office Parks council of the Urban Land Institute. From 2014-2016, she served as the chair of the National Association of Real Estate Managers. Ms. Gibson previously served as a director of FelCor Lodging Trust Incorporated ("FelCor") from March 2016 until FelCor's merger with a subsidiary of the Company. She received a Bachelor of Science in Finance from Fairfield University and a Master of Business Administration degree from the University of Connecticut. She is certified as a Chartered Financial Analyst.

        Our Board determined that Ms. Gibson should serve on our Board based on her significant financial, real estate, investment and asset management experience, leadership in actively managing real estate platforms and assets, and prior experience as a board member of a publicly traded company that owned and operated with hotel company partners a diversified portfolio of hotels.

        Robert M. La Forgia has served as one of our trustees and as the chairman of our Audit Committee since our initial public offering in May 2011. Currently, Mr. La Forgia is a Principal and Chief Executive Officer of Apertor Hospitality, LLC, a national advisory services firm specializing in the hospitality and gaming industries, which he founded in August 2009. In March 2008, Mr. La Forgia joined The Atalon Group, a boutique turnaround management and advisory firm specializing in troubled real estate situations and served as executive vice president—finance of certain Atalon Group subsidiaries acquired in restructuring engagements, until July 2010. Prior to this, Mr. La Forgia held a number of leadership positions during his 26-year tenure at Hilton Hotels Corporation (currently Hilton Worldwide Holdings: NYSE: HLT), a global hospitality firm. Mr. La Forgia served as the chief financial officer (and chief accounting officer) of Hilton Hotels Corporation from 2004 through 2008, first as a senior vice president and subsequently as executive vice president. From 1996 through 2004, he was senior vice president and controller of Hilton, and prior to this, he held a number of management positions within Hilton's corporate finance function. Mr. La Forgia serves on the board of advisors of Keystone National Group, a private markets investment management firm specializing in private credit and income-producing real estate with over $1.7 billion invested since its inception in 2006. Mr. La Forgia also serves on the board of directors of the Park City Community Foundation. Mr. La Forgia received a Bachelor of Science degree in Accounting from Providence College and a Master of Business Administration degree from the Anderson School of Management at the University of California, Los Angeles.

        Our Board determined that Mr. La Forgia should serve on our Board based on his significant experience in the critical areas of accounting, finance, real estate, capital markets and hospitality, primarily at a publicly-held company. Mr. La Forgia's 26-year tenure at Hilton Hotels Corporation is an especially valuable asset to board deliberations and oversight and the execution of the Company's strategy. Our Board also determined that Mr. La Forgia qualifies as an "audit committee financial expert."

        Robert J. McCarthy has served as one of our trustees since February 2018. Mr. McCarthy currently serves as the Chairman of McCarthy Investments, LLC and as Chairman of Hotel Development Partners, a developer and owner of select service hotels. Mr. McCarthy retired from Marriott International in 2014 as chief operations officer, where he oversaw Global Lodging Services, The Ritz Carlton Hotel Company and had reporting responsibilities for Marriott's four continental operating divisions spanning 4,000 hotels across 20 lodging brands. Prior to assuming the chief operations officer role, he was group president of the Americas, with oversight of more than 3,000 hotels, Mr. McCarthy is a board member at Santander Consumer USA (NYSE: SC), where he serves on the audit and compensation committees and leads the regulatory and compliance oversight committee. He also is a board member at Meeting Play, a technology company serving the hospitality industry. Mr. McCarthy received a Bachelor of Science in Business Administration from Villanova University, where he is a member of the board of trustees.

        Our Board determined that Mr. McCarthy should serve on our Board based on his record of leadership and success in the lodging industry, significant experience in hotel operations and hotel acquisitions and dispositions, and his multifaceted operational experience, including oversight of revenue management, sales, marketing, brand management, architecture and construction, and information services functions.

        Glenda G. McNeal has served as one of our trustees since our initial public offering in May 2011. Since 1989, Ms. McNeal has worked for the American Express Company (NYSE: AXP), a global payments, network, credit card and travel services company. As President, Enterprise Strategic Partnerships, she is responsible for defining the company's partnership strategy and providing strategic guidance on opportunities that lead to revenue growth. Previously, she served as executive vice president and general manager of the Global Client Group. Ms. McNeal was employed by Salomon Brothers, Inc. from 1987 until 1989 and began her career with Arthur Andersen, LLP in 1982. She serves on the board of directors of Nordstom, Inc. and the World Travel & Tourism Council. Ms. McNeal received a Bachelor of Arts degree in Accounting from Dillard University and a Master of Business Administration degree in Finance from the Wharton School of Business, University of Pennsylvania.

        Our Board determined that Ms. McNeal should serve on our Board based on her background in financial management, payments, finance, accounting, credit card services and travel-related businesses. Her leadership in managing and negotiating strategic partnerships and global business relationships has enhanced board deliberations and oversight.

  Vote Required and Recommendation

        Under our bylaws, to be elected in an uncontested election, trustee nominees must receive the affirmative vote of a majority of the votes cast, which means that the number of shares voted "FOR" a trustee nominee must exceed the number of shares voted "AGAINST" that nominee. For purposes of the election of trustees, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast for or against a nominee's election and will have no effect on the result of the vote. There is no cumulative voting with respect to the election of trustees.

        If an incumbent trustee fails to be re-elected by a majority of votes cast, that trustee is required under our bylaws to tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board is required to act on the Nominating and Corporate Governance Committee's recommendation and publicly disclose its decision and its rationale within 90 days after the election results are certified. Notwithstanding the foregoing, our bylaws require the Board to accept any such resignation if the nominee has received more votes against than for his or her election at each of two consecutive annual meetings of shareholders.

OUR BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES SET FORTH ABOVE.

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

        The Audit Committee of our Board, which is composed entirely of independent trustees, has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019. After careful consideration of the matter and in recognition of the importance of this matter to our shareholders, the Board has determined that it is in the best interests of the Company and our shareholders to seek the ratification by our shareholders of our Audit Committee's selection of our independent registered public accounting firm. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

  Vote Required and Recommendation

        The affirmative vote of the holders of a majority of all the votes cast at the Annual Meeting with respect to the matter is necessary for the approval of the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. For purposes of approving Proposal 2, abstentions and other shares not voted will not be counted as votes cast and will have no effect on the result of the vote. Even if the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is ratified, the Audit Committee may, in its discretion, change that appointment at any time during the year should it determine such a change would be in our and our shareholders' best interests. In the event that the appointment of PricewaterhouseCoopers LLP is not ratified, the Audit Committee will consider the appointment of another independent registered public accounting firm, but will not be required to appoint a different firm.

OUR BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2019.

  Relationship with Independent Registered Public Accounting Firm

        Our consolidated financial statements for the year ended December 31, 2018 have been audited by PricewaterhouseCoopers LLP, which served as our independent registered public accounting firm for that year.

        The following summarizes the fees billed by PricewaterhouseCoopers LLP for services performed for the years ended December 31, 2018 and 2017:

	Year Ended December 31, 2018		Year Ended December 31, 2017
Audit Fees	$1,870,475	(1)	$2,533,228	(1)
Audit-Related Fees	—		—
Tax Fees	496,138	(2)	427,884	(2)
All Other Fees	—		496,000	(3)

Total	$2,366,613		$3,457,112

(1)
Audit fees for 2018 and 2017 include fees for services rendered for the audit of our consolidated financial statements and the report on the effectiveness of internal control over financial reporting as required by the Sarbanes-Oxley Act, the review of the consolidated financial statements included in our quarterly reports on Form 10-Q, and other services related to SEC matters. The decrease in audit fees for the year ended December 31, 2018 as compared to such fees for the year ended December 31, 2017 is largely due to additional work performed in 2017 by PricewaterhouseCoopers LLP in connection with the merger with FelCor.

(2)
Tax fees for 2018 and 2017 include fees for preparation of tax returns, general tax consulting and compliance with U.S. federal income tax laws applicable to REITs.

(3)
Other fees for 2017 relate to assistance with the Company's due diligence review for the merger with FelCor.

  Pre-Approval Policies and Procedures

        The Audit Committee's policy is to review and pre-approve, either pursuant to the Audit Committee's Audit and Non-Audit Services Pre-Approval Policy or through a separate pre-approval by the Audit Committee, any engagement of the Company's independent auditor to provide any permitted non-audit service to the Company. The Audit Committee has delegated authority to its chairperson to pre-approve engagements for the performance of audit and non-audit services, for which the estimated cost for such services shall not exceed $100,000 in the aggregate in any calendar year. The chairperson must report all pre-approval decisions to the Audit Committee at its next scheduled meeting and provide a description of the terms of the engagement. If the Audit Committee reviews and ratifies any engagement that was pre-approved by the chairperson of the Audit Committee, then the fees payable in connection with the engagement will not count against the $100,000 aggregate annual fee limit.

Proposal 3: Non-Binding Advisory Vote to Approve Named Executive Officer Compensation

        We are providing our shareholders an annual opportunity to indicate whether they support our compensation program for our named executive officers as described in this Proxy Statement by voting for or against the resolution set forth below. This vote, pursuant to Section 14A of the Exchange Act and commonly referred to as "Say-On-Pay," is not intended to address any specific item of compensation, but instead relates to the Compensation Discussion and Analysis, the tabular disclosures regarding named executive officer compensation, and the narrative disclosure accompanying the tabular presentation. We believe that it is appropriate to seek the views of shareholders on the design and effectiveness of our executive compensation program. Although the vote on this resolution is advisory in nature and, therefore, will not bind us to take any particular action, our Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by shareholders in their vote and will carefully consider the outcome of the vote when making future compensation decisions for our named executive officers. Our current policy is to provide our shareholders with an opportunity to approve the compensation of our named executive officers each year at the annual meeting of shareholders. It is expected that the next advisory (non-binding) vote to approve executive compensation will be held at the 2020 annual meeting of shareholders.

        We believe our executive compensation policies and procedures are centered on pay-for-performance principles and are closely aligned with the long-term interests of our shareholders. As described under the heading "Compensation Discussion and Analysis," our executive compensation program is designed to attract and retain outstanding executives, to reward them for superior performance and to ensure that compensation provided to them remains competitive. We seek to align the interests of our executives and shareholders by tying a substantial portion of our executives' total compensation to performance measures that align long-term shareholder value and leadership actions that are expected to position our Company for long-term success.

        For the reasons discussed above, we believe our compensation program for our named executive officers is instrumental in helping us achieve our operational and financial goals. Accordingly, we believe that our compensation program should be endorsed by our shareholders, and we are asking our shareholders to vote "FOR" the following resolution:

"RESOLVED, that the shareholders hereby approve the compensation of the Company's named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative executive compensation disclosure contained in this Proxy Statement."

  Vote Required and Recommendation

        The affirmative vote of a majority of the votes cast at the Annual Meeting with respect to the matter is required to endorse (on a non-binding advisory basis) the compensation of the Company's named executive officers. For purposes of the vote on this proposal, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote.

OUR BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RESOLUTION APPROVING ON A NON-BINDING ADVISORY BASIS THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS.

Proposal 4: Shareholder Proposal Regarding Sexual Harassment Reporting

        UNITE HERE (the "Hotel Workers Union"), 275 Seventh Avenue, New York, NY 10001, represents workers throughout the U.S. and Canada who work in, among other industries, the hotel industry. The Hotel Workers Union has indicated it is the beneficial owner of at least $2,000 in market value of the Company's common shares of beneficial interest. On December 24, 2018, the Hotel Workers Union submitted the following proposal and supporting statement:

  Proposal from UNITE HERE

        "RESOLVED, the shareholders of RLJ Lodging Trust (the "Company") recommend that the Board of Directors take all steps necessary to prepare an annual report for shareholders on sexual harassment complaints related to employees and guests at hotels on all properties owned by the Company. The report shall be prepared at reasonable cost and omit private and proprietary information, and shall be made available on the Company's website no later than the annual meeting of shareholders, starting in 2020."

  Supporting Statement from UNITE HERE

        Sexual harassment is both pervasive and illegal. Nearly half of working women in the United States say they have experienced sexual harassment in the workplace, according to a 2017 NBC/Wall Street Journal Poll. In a June 2016 report, the Equal Employment Opportunity Commission reported on thousands of charges alleging harassment on the basis of sex. In the last decade, more than 25% of sexual harassment charges came from industries with large numbers of service-sector workers. Sexual harassment charges can expose employers, hotel operators and owners to significant risks, including when there are complaints made against management and against guests.

        For investors, there is a lack of information about the extent of the sexual harassment problem in the hospitality industry. Neither hotel owners nor operators report on costs or incidence of sexual harassment. Settlement agreements frequently contain non-disclosure clauses, and in some cases, complainants leave their jobs as complaints are resolved, all of which reinforces a lack of accurate information about this risk. While there have been a few high profile cases of harassment and assault involving hotels over the last decade, investors have little information about how companies are mitigating risks.

        The Council of Institutional Investors has recently made recommendations for Boards to address the risks of sexual harassment cases, including: 1) "Ensure all payouts to settle harassment cases are reported to the board." 2) "Review with the legal team when information on incidents of sexual harassment should be reported to shareholders and how much information should be shared."

        Since hotel owners like the Company may pay the costs of complaints in hotel operating expenses, we urge the Company to request information from their hotel operating contractors detailing the incidence and costs of sexual harassment, and to provide that information to shareholders. Disclosure of such information will assist the Company in managing its risk.

        We urge shareholders to vote FOR this proposal, recommending that the Company provide comprehensive disclosures to shareholders about sexual harassment complaints in its hotels.

The Company's Statement in Opposition to Proposal 4

        The Company and our Board strongly support measures to eradicate harassment in the workplace, including sexual harassment, and understand the Hotel Workers Union's focus on this very important issue. As a hotel owner, we are responsible for oversight of our properties, including encouraging a workplace that values the safety of both hotel employees and guests. However, after careful consideration, our Board believes that the above-described shareholder proposal is not in the best interests of the Company or our shareholders, nor is it likely to achieve the Hotel Workers Union's stated goals. The Board recommends a vote "AGAINST" adoption of this shareholder proposal for the following reasons.

        We are strongly committed to maintaining a safe and respectful work environment as both an employer and as an owner of hotels. At the corporate level, we have maintained well-defined policies that are designed to ensure that all of our employees are treated with dignity and respect. A central aspect of these policies is that our employees are able to work in an environment free from discrimination and harassment, including sexual harassment.

        With respect to the Company's employees, the Company's "Harassment Policy" strictly prohibits all forms of harassment, including sexual harassment, discrimination and retaliation. This policy is available to our employees in our employee handbook. As part of their orientation, new employees are asked to read and acknowledge the employee's review of the handbook. In addition, we recognize the important role employees play in preventing and stopping harassment. To ensure our employees remain well-trained regarding our Harassment Policy and the prevention of all forms of harassment, including sexual harassment, each of our employees undergoes annual training on our Harassment Policy. Our most recent all-employee trainings were conducted in November 2018, December 2017 and December 2016.

        The Harassment Policy provides our employees with several channels to report sexual harassment. These avenues include the Company's General Counsel, the Company's Senior Vice President of Administration and ultimately, the Company's President and Chief Executive Officer. Our policy requires a prompt and thorough investigation of all sexual harassment complaints. A violation of the Harassment Policy is grounds for disciplinary action up to and including termination of employment. As demonstrated by our Harassment Policy, we strongly encourage all employees to immediately report any harassment, discrimination or retaliation they may experience or observe. This applies equally to sexual harassment by an employee or supervisor. Since our initial public offering in 2011 (and, in fact, since the formation of our predecessor company in 2000), we have not had any sexual harassment complaints at the Company.

        As a hotel owner, we are also strongly committed to supporting our hotel managers in their efforts to prevent and stop all forms of harassment (including sexual harassment), discrimination and retaliation. Nearly all of the brands associated with our hotel properties have signed on to the American Hotel & Lodging Association's ("AHLA") Five-Star Promise (the "Five-Star Promise"). The Five-Star Promise is a commitment by AHLA members to enhanced policies, training and resources that together are aimed at enhancing the safety of hotel workers, including preventing and responding to sexual harassment and assault. Chief among the policies that the hotel brands are committed to implementing as part of their brand standards is the outfitting of hotel employees with employee safety devices to help them feel safe on the job. We have and intend to continue to support our hotel operators in implementing these new measures as they are rolled out by the hotel brands.

        While we commend the efforts of the Hotel Workers Union in advocating on behalf of its members on the very important issue of jobsite sexual harassment, given our status as a lodging real estate investment trust ("REIT"), we believe that the shareholder proposal is misdirected and impractical for the Company to implement for several reasons.

        First, the Company does not have a direct relationship with the employees working at our hotels. As a lodging REIT, specific provisions of the Internal Revenue Code prohibit us from operating or managing our hotels. All of our hotels are operated under contracts with third party operators, and the employees at the hotels work for these third party operators, not for the Company. The rights and responsibilities related to the operation of our hotels are specifically negotiated aspects of the owner-operator relationship for our hotels and are integral to our avoidance of (i) a determination under the

Internal Revenue Code that we are operating or managing our hotels and (ii) triggering various obligations under applicable labor laws and regulations. Our hotel managers retain the exclusive right to operate the hotels, including the right to, and responsibility for, hiring, training and supervising their hotel employees and ensuring the safety of their hotel employees and guests. As the hotel owner, we can and do exercise appropriate oversight of our hotel management companies, and we have and will continue to support our hotel managers and encourage them to prevent sexual harassment, but day-to-day management of the hotel and supervision of the hotel employees is the right and responsibility of our hotel managers.

        Implementing the report required by the shareholder proposal may mislead investors or other individuals regarding our role with respect to our hotel properties. In addition, because our hotel managers have broad rights to set employment policies at our hotels, our ability to direct change at the hotels as a result of the report required by the shareholder proposal will be limited and, if we were to require changes to the managers' employment policies and/or practices as a result of the report, we could potentially be subject to liability under applicable labor laws and regulations.

        Second, implementing the shareholder proposal would require the Company to collect confidential and sensitive information regarding hotel employees and guests at our hotels. Our hotel managers protect this information pursuant to both legal requirements and privacy considerations with respect to the personal guest and employee information with which they are entrusted. Our hotel management agreements specify the reports and information each hotel manager is required to provide to us. Under these agreements, our hotel management companies are not required to provide the Company with information on individual complaints by hotel guests or employees, nor does the Company have a contractual right to access such information, especially information contained in confidential employee records. In addition, even if the operators agreed to provide the requested information to us, we cannot verify its accuracy. The Company's portfolio of hotels is managed by seventeen hotel management companies, each with its own unique employment policies, practices and reporting structures. As a result, we do not believe that information relating to sexual harassment can be consistently and accurately obtained from all of our hotel management companies.

        Finally, we believe that preparation of the report required by the shareholder proposal is not in our shareholders' best interests and is of questionable value as a tool to combat the damaging effects of workplace sexual harassment. Preparation of such a report would require the Company and our hotel managers to collect and analyze data for a report that could be inconsistently reported, incomplete or possibly inaccurate and, as such, of limited value and potentially misleading. Given the minimal utility of this report to the Company and its shareholders, we believe it is in our shareholders' best interests to focus our efforts on the operation of the Company and the maximizing of shareholder value.

        As discussed above, the prevention of sexual harassment is an important goal of the Company and our hotel managers and we are strongly committed to maintaining a safe work environment, both for our employees and for the employees at our hotels. In selecting hotel management companies, we retain hotel operators that share our values, especially with respect to the very important issue of preventing all forms of harassment, and we support our hotel operators in implementing measures to ensure the safety of hotel employees and guests, including with respect to sexual harassment. However, we strongly believe that requiring the Company to prepare the report set forth in the shareholder proposal is misdirected and will not be effective in achieving this goal. We believe that the interests of the Hotel Workers Union, a labor union representing employees of our hotel managers, may not be aligned with the interests of our other shareholders and that the Union has submitted the shareholder proposal to further its own initiatives, not those of our employees, guests and shareholders.

  Vote Required and Recommendation

        The affirmative vote of a majority of all the votes cast at the annual meeting with respect to the matter is necessary for the approval of the shareholder proposal. For purposes of approving the shareholder proposal, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote.

        The shareholder vote on the shareholder proposal is an advisory vote only, and it is not binding on us or our Board. Although the vote is non-binding, our Board values the opinions of our shareholders and will consider the outcome of the vote when making future corporate governance decisions.

OUR BOARD OF TRUSTEES RECOMMENDS A VOTE "AGAINST" PROPOSAL 4.

CORPORATE GOVERNANCE AND BOARD MATTERS

Role of the Board of Trustees

        Our Board of Trustees, or Board, acts as the steward of the Company for the benefit of all of our shareholders. Our trustees exercise their business judgment in the best interests of the Company and its shareholders consistent with their legal duties. Our trustees also bring to the Board a wealth of business experience and a track record of excellent business judgment in various situations relevant to the Company's operations. As further discussed below, our Board also prioritizes shareholder engagement and believes that hearing and listening to shareholder perspectives firsthand is valuable not only for management but also for trustees of the Board.

        Our Board is committed to ensuring that our overall business strategy is designed to create long-term value for the Company's shareholders. The Board maintains an active role in formulating, planning and overseeing the implementation of the Company's strategy. It has a robust strategic planning process during which key elements of our business and financial plans, strategies and near- and long-term initiatives are developed and reviewed. This process culminates with a fulsome review of the Company's overall strategy, opportunities, challenges and capabilities with our management team. In addition to business strategy, the Board reviews the Company's short-term and long-term financial plans, which serve as the basis for the annual operating and capital plans for the upcoming year. The Board evaluates progress made, as well as related challenges and risks, with respect to our strategy and plans throughout the year.

        Our Board has been actively engaged in overseeing the execution of the Company's near-term strategic initiatives for unlocking shareholder value. These near-term priorities include: (1) optimizing the Company's portfolio through the sale of the three remaining non-core FelCor hotels and the opportunistic sale of RLJ legacy hotels; (2) realizing ongoing operational synergies from the FelCor merger and harvesting embedded value in the Company's portfolio; (3) investing capital in the Company's core assets and attractive growth markets to drive additional market share and growth through select renovations and brand conversions; and (4) maintaining a low-levered and flexible balance sheet with a strong liquidity position. The Board will continue to oversee and support actions to enhance value for all shareholders and be deeply engaged in the Company's strategic direction and future.

Corporate Governance Profile

        Our corporate governance is structured in a manner that our Board believes aligns our interests with those of our shareholders. Notable features of our corporate governance structure include the following:

  •
  our Board is actively involved in the oversight of strategic and risk matters, evaluates its own practices and composition, prioritizes shareholder engagement and takes actions to strengthen the Company;

  •
  our Board has a Lead Independent Trustee and is not staggered, with each of our trustees subject to re-election annually;

  •
  our Board currently has nine trustees, a majority (seven) of whom our Board affirmatively has determined, after broadly considering all relevant facts and circumstances, to be "independent" under the listing standards of the NYSE and under applicable rules of the SEC;

  •
  we have adopted a majority voting standard for the election of trustees in uncontested elections, with a plurality voting standard applying if as of the record date for an annual meeting the number of trustee nominees exceeds the number of trustees to be elected;

  •
  we have adopted amendments to our Declaration of Trust and bylaws to allow shareholders to amend our bylaws by a majority vote of the outstanding shares entitled to be cast on the matter;

  •
  we have opted out of all of the provisions of Title 3, Subtitle 6 (the "Business Combination Act") of the Maryland General Corporation Law (the "MGCL"), Title 3, Subtitle 7 of the MGCL (the "Control Shares Acquisition Act") and Title 3, Subtitle 8 of the MGCL (the "Unsolicited Takeover Act") and we may not opt back in to any of these provisions without shareholder approval by a majority of votes cast on the matter; and

  •
  we do not have a shareholders rights plan.

        Although we have opted out of the Unsolicited Takeover Act, we note that, pursuant to provisions in our Declaration of Trust and bylaws unrelated to the Unsolicited Takeover Act, we currently (1) require, unless called by the Executive Chairman or Chairman of the Board, Chief Executive Officer, President or a majority of our trustees, the written request of shareholders entitled to cast not less than a majority of the votes entitled to be cast at a meeting to call a special meeting, and (2) provide that trustees may only be removed for cause and then only by the affirmative vote of holders of at least two-thirds of the votes entitled to be cast in the election of trustees. In addition, provisions in our Declaration of Trust and bylaws provide that the number of trustees may be determined by our Board and that our trustees may fill vacancies on our Board and, therefore, pursuant to provisions in the MGCL, shareholders do not have the authority to determine the number of trustees on our Board or to fill vacancies on the Board other than vacancies resulting from the removal of a trustee. By opting out of the Unsolicited Takeover Act and requiring shareholder approval to opt back in, we are prohibited from utilizing the anti-takeover provisions of the Unsolicited Takeover Act, without first receiving the approval of a majority of shareholders casting votes on the matter.

Corporate Governance Guidelines

        Our Board has adopted Corporate Governance Guidelines, which set forth a flexible framework within which the Board, assisted by its committees, directs the affairs of the Company. The Corporate Governance Guidelines reflect the Board's commitment to monitoring the effectiveness of decision-making at the Board and management level and ensuring adherence to good corporate governance principles, all with a goal of enhancing shareholder value over the long term. The Corporate Governance Guidelines address, among other things:

  •
  the responsibilities and qualifications of trustees, including trustee independence;

  •
  the responsibilities, composition and functioning of Board committees;

  •
  the appointment and role of the lead trustee;

  •
  principles of trustee compensation; and

  •
  review of management succession.

        Our Corporate Governance guidelines are subject to periodic review by the Nominating and Corporate Governance Committee.

Code of Business Conduct and Ethics

        Our Board has adopted and maintains a Code of Business Conduct and Ethics that applies to our officers (including our President and Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer), trustees and employees. Among other matters, our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote:

  •
  honest and ethical conduct, including the honest and ethical handling of actual or potential conflicts of interest between personal and professional relationships;

  •
  compliance with applicable governmental laws, rules and regulations;

  •
  full, fair, accurate, timely and understandable disclosure in the reports we file with or submit to the SEC and in other public communications;

  •
  fair dealing with our customers, suppliers, consultants, competitors, employees and other persons with whom we interact;

  •
  prompt internal reporting of violations of the Code of Business Conduct and Ethics to appropriate persons; and

  •
  accountability for adherence to the Code of Business Conduct and Ethics.

        Any waiver of, or amendments to, the Code of Business Conduct and Ethics that apply to our executive officers or trustees may be made only by the Nominating and Corporate Governance Committee or another committee of the Board comprised solely of independent trustees or a majority of our independent trustees. Any waivers will be disclosed promptly. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from any provision of the Code of Business Conduct and Ethics applicable to our President and Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer by posting such information on our website at www.rljlodgingtrust.com, under the section, "Investor Relations—Corporate Governance."

Availability of Corporate Governance Materials

        Shareholders may view our corporate governance materials, including the charters of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, our Corporate Governance Guidelines and our Code of Business Conduct and Ethics, on our website at www.rljlodgingtrust.com, and these documents are available in print to any shareholder who sends a written request to such effect to Investor Relations, RLJ Lodging Trust, 3 Bethesda Metro Center, Suite 1000, Bethesda, MD 20814. Information at or connected to our website is not and should not be considered a part of this Proxy Statement.

Independence of Trustees

        NYSE listing standards require NYSE-listed companies to have a majority of independent board members and a nominating/corporate governance committee, compensation committee and audit committee, each comprised solely of independent trustees. Under the NYSE listing standards, no trustee of a company qualifies as "independent" unless the board of trustees of the company affirmatively determines that the trustee has no material relationship with the company (either directly or as a partner, shareholder or officer of an organization that has a relationship with such company).

        The Board currently has nine trustees, a majority (seven) of whom our Board affirmatively has determined, after broadly considering all relevant facts and circumstances, to be "independent" under the listing standards of the NYSE and under applicable rules of the SEC. The Board affirmatively has determined that each of the following trustees is independent under these standards: Evan Bayh, Arthur R. Collins, Nathaniel A. Davis, Patricia L. Gibson, Robert M. La Forgia, Robert J. McCarthy and Glenda G. McNeal. Robert L. Johnson and Leslie D. Hale are not independent as they are executive officers of the Company.

Board Leadership Structure

  Separate Chairman and Chief Executive Officer Positions

        Since the formation of our Company, the roles of Executive Chairman and Chief Executive Officer have been held by different individuals; Robert L. Johnson currently serves as Executive Chairman and Leslie D. Hale serves as Chief Executive Officer and President. Mr. Johnson and Ms. Hale both are considered executive officers of the Company. The separation of the roles of Chairman and Chief Executive Officer allows Mr. Johnson and Ms. Hale to have leadership roles on the executive management team, which our Board believes is important in light of their respective roles with our predecessor entities, their knowledge of the Company and their extensive experience in the lodging industry. Our Board continues to believe that our current leadership structure, including separate positions of Executive Chairman and Chief Executive Officer, provides an effective leadership model for the Company and the benefit of the distinct abilities and experience of both individuals. The Board also believes having an Executive Chairman is useful as it ensures that Board leadership retains a close working relationship with management.

  Lead Independent Trustee

        Our Board believes that its governance structure ensures a strong, independent Board even though the Board does not have an independent Chairman. To strengthen the role of our independent trustees and encourage independent Board leadership, the Board also has established the position of lead independent trustee, which currently is held by Nathaniel A. Davis. In accordance with our Corporate Governance Guidelines, the responsibilities of the lead trustee include, among others:

  •
  serving as liaison between (i) management, including the President and Chief Executive Officer, (ii) our other independent trustees and (iii) interested third parties and the Board;

  •
  presiding at executive sessions of the independent trustees;

  •
  serving as the focal point of communication to the Board regarding management plans and initiatives;

  •
  ensuring that the line between Board oversight and management operations is respected;

  •
  providing the medium for informal dialogue with and between independent trustees, allowing for free and open communication within that group; and

  •
  serving as the communication conduit for third parties who wish to communicate with the Board.

        Our lead independent trustee will be selected on an annual basis by a majority of independent trustees then serving on the Board.

Board Qualifications, Attributes, Skills and Background

  Trustee Selection Process

        Our Corporate Governance Guidelines set forth minimum standards to be used in considering potential trustee candidates to further the Company's goal of ensuring that our Board consists of a diversified group of qualified individuals who function effectively as a group and will drive shareholder value. Pursuant to our Corporate Governance Guidelines, candidates for trustee must possess, at a minimum:

  •
  high integrity;

  •
  an ability to exercise sound judgment;

  •
  an ability to make independent analytical inquiries;

  •
  a willingness and ability to devote adequate time and resources to diligently perform Board duties;

  •
  appropriate and relevant business experience and acumen;

  •
  an ability to add a diverse set of skills and experiences to those already on the Board; and

  •
  a reputation, both personal and professional, consistent with the image and reputation of the Company.

        In addition to the aforementioned minimum qualifications, the Nominating and Corporate Governance Committee also has approved a written policy regarding qualification and nomination of trustee candidates. Among other things, the policy sets forth certain additional qualities and skills that, while not a prerequisite for nomination, should be considered by the Nominating and Corporate Governance Committee when evaluating a particular trustee candidate. These additional qualities and skills include, among others, the following:

  •
  whether the person possesses specific industry knowledge, expertise or contacts, including in the commercial real estate industry, and familiarity with general issues affecting the Company's business;

  •
  whether the person's nomination and election would enable the Board to have a member that qualifies as an "audit committee financial expert" as such term is defined by the SEC;

  •
  whether the person would qualify as an "independent" trustee under the NYSE's listing standards and our Corporate Governance Guidelines;

  •
  the importance of continuity of the existing composition of the Board; and

  •
  the importance of a diversified Board membership, in terms of both the individuals involved and their various experiences and areas of expertise.

        The following table highlights some of the deep, diverse mix of skills, qualifications and experience that support value creation and which the Board considered in its selection of each nominee for election to the Board. A particular nominee may possess additional skills, qualifications and experience even if not expressly indicated below.

        The Nominating and Corporate Governance Committee will seek to identify trustee candidates based on input provided by a number of sources, including (a) other members of the Nominating and Corporate Governance Committee, (b) other members of the Board and (c) shareholders of the Company. The Nominating and Corporate Governance Committee also has the authority to consult with or retain advisors or search firms to assist in the identification of qualified trustee candidates and has engaged a search firm in prior searches; however, we do not currently employ a search firm, or pay a fee to any other third party, to locate qualified trustee candidates.

        As part of the candidate identification process, the Nominating and Corporate Governance Committee will evaluate the skills, expertise and diversity possessed by the current Board, and whether there are additional skills, expertise or diversity that should be added to complement the composition of the existing Board. The Nominating and Corporate Governance Committee also will take into account whether existing trustees have indicated a willingness to continue to serve as trustees if re-nominated. Once trustee candidates have been identified, the Nominating and Corporate Governance Committee will then evaluate each candidate in light of his or her qualifications and credentials, and any additional factors that the Nominating and Corporate Governance Committee deems necessary or appropriate. Existing trustees who are being considered for re-nomination will be re-evaluated as part of the Nominating and Corporate Governance Committee's process of recommending trustee candidates. All candidates submitted by shareholders will be evaluated in the same manner as all other trustee candidates, provided that the advance notice and other requirements set forth in our bylaws have been followed.

        After completing the identification and evaluation process described above, the Nominating and Corporate Governance Committee will recommend to the Board the nomination of a number of candidates equal to the number of trustee vacancies that will exist at the annual meeting of shareholders. The Board will then select the Board's trustee nominees for shareholders to consider and vote upon at the shareholders' meeting.

  Board Refreshment

        Our Board believes that a fully engaged Board is a strategic asset of the Company, and that knowledgeable and fresh viewpoints and perspectives are important for informed decision-making. The Board also believes that appropriate tenure can facilitate trustees developing greater institutional knowledge and deeper insight into the Company's operations across a variety of economic and competitive environments.

        Even before Board vacancies arise, the Board periodically evaluates whether it collectively has the right mix of skills, experience, attributes and diverse viewpoints necessary for it to drive shareholder value. The results of this evaluation are used to help inform the desirable skills set for potential Board nominees and to screen trustee candidates.

        At the same time, as part of planning for Board refreshment and trustee succession, the Nominating and Corporate Governance Committee's practice has been to periodically consider potential trustee candidates. As a result of this ongoing review, in the last three years alone, the Board has appointed four new trustees.

        With the Board's recommended slate of nine nominees, including four trustees that have joined the Board since 2016, the Board believes that it has an appropriate balanced board and will continue to consider opportunities to strengthen the Board's composition over time. As a group, the average tenure of the nominees for election to the Board is approximately five years.

  Board Diversity

        As mentioned above, our Corporate Governance guidelines list the various characteristics that the Nominating and Corporate Governance Committee should consider in reviewing candidates for the Board. In addition to relevant business experience, qualifications, attributes, skills and willingness to devote sufficient time to the Board and its committees, our Corporate Governance Guidelines enumerate personal characteristics that should be considered, including reputation, high integrity, ability to exercise sound judgment and an adherence to high ethical standards.

        In order to ensure that the Board benefits from diverse perspectives, our Board and Nominating and Corporate Governance Committee seek qualified nominees from a variety of backgrounds, including candidates of age, gender and ethnic diversity. To that end, 66% of the Company's trustee nominees contribute to gender/ethnic diversity. Our Board's diversity is set forth below.

Shareholder Engagement

        Our Board is committed to being a responsible and responsive steward of shareholder capital, deeply engaged in the Company's strategic direction and performance. To that end, building and maintaining long-term relationships with our shareholders is a core goal of the Company, and there is no higher priority than earning and keeping the trust of our shareholders as we build value for the long-term. As a result, senior management has met with our shareholders more than eighty (80) times over the past year, and, led by our lead independent trustee and other independent members of the Board as schedules have permitted, Board members also have participated in shareholder meetings in recent years. Additionally, both management and the Board believe that engaging with our shareholders is a year-round priority, not simply a box to check as we near our Annual Meeting. Both management and the Board are committed to both proactive and reactive engagement; and we are determined to solicit feedback from our shareholders while also listening to any suggestions they might have to strengthen the long-term prospects of the Company. Our Board and management regularly consider shareholder perspectives and input in making determinations with respect to the Company.

Corporate Responsibility, Environmental and Sustainability Matters

        We have long recognized the growing interest of our investors, associates and business partners in environmental, social and governance issues and principles of responsible investing. As such, the Company has a long-standing commitment to our shareholders and communities to operate in an environmentally and socially responsible manner.

  Environmental Oversight

        We are an industry leader in ensuring strong environmental oversight and fostering new sustainability initiatives. Our efforts include implementing numerous programs to reduce energy and water consumption as well as upgrading various building systems to balance comfort with energy savings. Furthermore, we have continued installing energy-efficient lighting throughout our property portfolio and continue to study the feasibility of installing LED lighting throughout our hotels.

  Corporate Citizenship

        The Company takes seriously its responsibility to strengthen the communities in which we operate. Whether through programs designed to benefit the underserved children and young people of the Washington D.C. area such as the Junior Achievement, the Boys and Girls Club, Generation Hope (supporting teen parents to obtain college degrees) and Don Bosco Cristo Rey (high school student work-study) programs, or through our corporate sponsorship of and associate participation in programs of the Montgomery County (Maryland) Habitat for Humanity, we are always focused on adding real value to our community.

Additional Information

        The Company maintains an updated website devoted to the Company's ongoing Environmental, Corporate Social Responsibility and Governance Initiatives. Shareholders may access this page at: http://www.rljlodgingtrust.com/jobpdfs/EnvirCorpSocialResGovPolicy. pdf.

Board Oversight of Risk Management

        One of our Board's most important roles is to oversee various risks that we may face from time to time. While the full Board has primary responsibility for risk oversight, it utilizes its committees, as appropriate, to monitor and address the risks that may be within the scope of a particular committee's expertise or charter. Our Board uses its committees to assist in its risk oversight function as follows:

  •
  Audit Committee—the Audit Committee's responsibilities include, among others, oversight relating to the integrity of our financial statements and financial reporting process; compliance with financial, legal and regulatory requirements; the performance of our internal audit function; and our overall risk profile;

  •
  Compensation Committee—the Compensation Committee's responsibilities include, among others, oversight of risks related to our compensation practices and plans to ensure that such practices and plans (i) are designed with an appropriate balance of risk and reward in relation to our overall business strategy and (ii) do not encourage excessive or unnecessary risk-taking behavior; and

  •
  Nominating and Corporate Governance Committee—the Nominating and Corporate Governance Committee's responsibilities include, among others, oversight of the general operations of the Board; the Company's compliance with our Corporate Governance Guidelines and applicable laws and regulations, including applicable rules of the NYSE; and corporate governance-related risk.

        The Board believes that the composition of its committees, and the distribution of the particular expertise of each committee's members, makes this an appropriate structure to effectively monitor the risks discussed above.

        An important feature of the Board's risk oversight function is to receive periodic updates from its committees, as appropriate. In addition to getting direct information from its committees, the Board receives updates directly from members of management. In particular, due to their executive management positions, Mr. Johnson and Ms. Hale frequently communicate with other members of our management and periodically update the Board on the important aspects of the Company's day-to-day operations. The Board also receives periodic updates from members of senior management regarding financial risks, legal and regulatory developments, and policies and mitigation plans intended to address the related financial and legal risks.

Board and Committee Meetings

        During the year ended December 31, 2018, the Board met six times, including telephonic meetings. Each trustee attended at least 75% of Board and applicable committee meetings on which he or she served during his or her period of service. Trustees are expected to attend, in person or by telephone, all Board meetings and meetings of committees on which they serve. In addition, pursuant to our Corporate Governance Guidelines, trustees are expected to attend the Company's annual meetings of shareholders. All trustees attended the 2018 annual meeting of shareholders. Meeting attendance by all trustees serving during 2018 was 97%.

Board Committees

        The Board has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. All members of the committees described below are "independent" of the Company as that term is defined in the NYSE's listing standards.

        The table below provides membership information for each of the Board committees as of the date of this Proxy Statement:

Trustee	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Evan Bayh		X	X (Chair)
Arthur R. Collins		X	X
Nathaniel A. Davis		X (Chair)	X
Patricia L. Gibson	X		X
Robert M. La Forgia*	X (Chair)		X
Robert J. McCarthy	X		X
Glenda G. McNeal	X		X

*
Audit committee financial expert

  Audit Committee

        Our Audit Committee is comprised of Messrs. La Forgia and McCarthy and Mses. Gibson and McNeal, with Mr. La Forgia serving as its chairperson. The principal functions of our Audit Committee include oversight related to:

  •
  our accounting and financial reporting processes;

  •
  the integrity of our consolidated financial statements and financial reporting process;

  •
  our systems of disclosure controls and procedures and internal control over financial reporting;

  •
  our compliance with financial, legal and regulatory requirements;

  •
  the review of all related party transactions in accordance with our related party transactions policy;

  •
  the evaluation of the qualifications, independence and performance of our independent registered public accounting firm;

  •
  the performance of our internal audit function; and

  •
  our overall risk profile.

        Our Audit Committee is also responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. Our Audit Committee also prepares the audit committee report required by SEC regulations to be included in our annual Proxy Statement.

        Our Audit Committee's written charter requires that all members of the committee meet the independence, experience, financial literacy and expertise requirements of the NYSE, the Sarbanes-Oxley Act of 2002, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and applicable rules and regulations of the SEC, all as in effect from time to time. Our Board has determined that all of the members of the Audit Committee meet the foregoing requirements. Our Board also has determined that Mr. La Forgia is an "audit committee financial expert," as defined by the applicable SEC regulations and NYSE corporate governance listing standards, and each has accounting or related financial management expertise.

        During the year ended December 31, 2018, the Audit Committee met four times, including telephonic meetings.

  Compensation Committee

        Our Compensation Committee is comprised of Messrs. Bayh, Collins and Davis, with Mr. Davis serving as its chairperson. The principal functions of our Compensation Committee include:

  •
  reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer's compensation, evaluating our Chief Executive Officer's performance in light of such goals and objectives, and determining and approving the remuneration of our Chief Executive Officer based on such evaluation;

  •
  reviewing and approving the compensation of our other executive officers;

  •
  reviewing our executive compensation policies and plans;

  •
  implementing and administering our incentive and equity-based compensation plans;

  •
  determining the number of restricted share awards to be granted to our trustees, executive officers and other employees pursuant to these plans;

  •
  assisting management in complying with our Proxy Statement and annual report disclosure requirements;

  •
  producing a report on executive compensation to be included in our annual Proxy Statement; and

  •
  reviewing, evaluating and recommending changes, if appropriate, to the remuneration for trustees.

        During the year ended December 31, 2018, the Compensation Committee met six times, including telephonic meetings.

  Nominating and Corporate Governance Committee

        Our Nominating and Corporate Governance Committee is comprised of Messrs. Bayh, Collins, Davis, La Forgia and McCarthy and Mses. Gibson and McNeal, with Senator Bayh serving as its chairperson. The principal functions of our Nominating and Corporate Governance Committee include:

  •
  identifying and recommending to the Board qualified candidates for election as trustees and recommending nominees for election as trustees at the annual meeting of shareholders;

  •
  implementing and monitoring our Corporate Governance Guidelines;

  •
  reviewing and making recommendations on matters involving the general operation of our Board, including board size and composition, and committee composition and structure;

  •
  recommending to our Board nominees for each committee of our Board;

  •
  facilitating the annual assessment of our Board's performance as a whole and of the individual trustees, as required by applicable law, regulations and the NYSE corporate governance listing standards; and

  •
  overseeing our Board' evaluation of management.

        During the year ended December 31, 2018, the Nominating and Corporate Governance Committee met five times, including telephonic meetings.

Executive Sessions of Non-Management Trustees

        Pursuant to our Corporate Governance Guidelines and the NYSE listing standards, in order to promote open discussion among non-management trustees, our Board devotes a portion of each regularly scheduled Board and committee meeting to executive sessions without management participation. In addition, our Corporate Governance Guidelines provide that if the group of non-management trustees includes trustees who are not independent, as defined in the NYSE's listing standards, at least one such executive session convened per year shall include only independent trustees. The lead independent trustee presides at these sessions.

Communications with the Board

        Shareholders and other interested parties may communicate with the Board by sending written correspondence to the "Lead Independent Trustee" c/o the Corporate Secretary of RLJ Lodging Trust, 3 Bethesda Metro Center, Suite 1000, Bethesda, MD 20814, who will then directly forward such correspondence to the lead trustee. The lead independent trustee will decide what action should be taken with respect to the communication, including whether such communication should be reported to the full Board.

Trustee Compensation

        The members of our Board who are also our employees do not receive any additional compensation for their services on the Board. During the fiscal year ended December 31, 2018, annual compensation for non-employee trustees was based on the following schedule:

Annual Board Retainer	Annual Share Award	Annual Audit Committee Chair Retainer	Annual Compensation Committee Chair Retainer	Annual Nominating and Corporate Governance Committee Chair Retainer	Annual Lead Trustee Retainer	Annual Audit Committee Member Retainer	Annual Compensation Committee Member Retainer	Annual Nominating and Corporate Governance Committee Member Retainer
$75,000	$110,000	$20,000	$20,000	$15,000	$30,000	$10,000	$10,000	$7,500

        Each non-employee trustee receives the annual base retainer for his or her services in cash (or, as discussed below, in common shares) in quarterly installments in conjunction with quarterly meetings of our Board. In addition to the annual retainers, each non-employee trustee will receive an annual equity award of restricted shares with an aggregate value of $110,000, which will vest ratably on the first four quarterly anniversaries of the date of grant, subject to the trustee's continued service on our Board. We also reimburse each of our trustees for his or her travel expenses incurred in connection with his or her attendance at full Board and committee meetings.

        Our non-employee trustees may elect to receive all or a portion of any annual cash retainer (including cash retainers for service as a chairperson of any committee or for service as lead trustee) in the form of common shares. During 2018, none of the trustees elected to receive their cash retainer in Company common shares.

        In addition, each of our non-employee trustees is entitled to receive an annual allowance of $3,000 for use at the Company's hotels. If a non-employee trustee does not use the allowance, the allowance is forfeited.

        The following table provides information on the compensation of our non-employee trustees for the fiscal year ended December 31, 2018. Messrs. Johnson and Bierkan (the Company's former President and Chief Executive Officer) and Ms. Hale received no separate compensation for their service as trustees of the Company. For information related to the compensation of Messrs. Johnson, Mr. Bierkan and Ms. Hale, please refer to "Compensation of Executive Officers—Summary Compensation Table."

  Trustee Compensation Table

        The following table sets forth the compensation paid to each individual who served as a non-employee member of our Board in 2018.

Name	Fees Earned or Paid in Cash	Share Awards(1)		All Other Compensation		Total
Evan Bayh	$100,000	$109,988	(2)	$3,977	(5)	$213,965
Arthur R. Collins	$92,500	$109,988	(2)	$3,977	(5)	$206,465
Nathaniel A. Davis	$132,500	$109,988	(2)	$3,977	(5)	$246,465
Patricia L. Gibson	$92,500	$170,393	(3)	$6,940	(6)	$269,833
Robert M. La Forgia	$102,500	$109,988	(2)	$6,046	(7)	$218,534
Robert McCarthy	$73,563	$130,935	(4)	$3,325	(8)	$207,823
Glenda G. McNeal	$92,500	$109,988	(2)	$6,232	(9)	$208,720

(1)
With respect to each award, the grant date fair value is equal to the market value of the Company's common shares on the date of the award multiplied by the number of shares awarded.

(2)
Represents the aggregate 2018 grant date fair value of 5,193 restricted common shares issued to each of our non-employee trustees for service on the Board. The restricted common shares vest ratably on the first four quarterly anniversaries of the date of grant. In addition and as discussed in (3) and (4) below, Ms. Gibson was awarded an additional grant of 2,852 shares and Mr. McCarthy was awarded an additional grant of 989 shares for their prior service, which began in August 2017 and February 2018, respectively. These additional award vested immediately upon the grant date.

(3)
Represents the 2018 grant date fair value of (i) 5,193 restricted shares issued to each of our non-employee trustees for service on the Board and (ii) 2,852 restricted shares issued to Ms. Gibson for her service on the Board beginning in August 2017. Since the grant was made to Ms. Gibson for prior service, these shares vested immediately upon the grant date.

(4)
Represents the 2018 grant date fair value of (i) 5,193 restricted shares issued to each of our non-employee trustees for service on the Board and (ii) 989 restricted shares issued to Mr. McCarthy for his service on the Board beginning in February 2018. Since the grant was made to Mr. McCarthy for prior service, these shares vested immediately upon the grant date.

(5)
Represents $3,977.00 in dividends paid on restricted common shares granted to our non-employee trustees.

(6)
Represents $3,940.00 in dividends paid on restricted common shares granted to our non-employee trustees and (ii) the $3,000.00 allowance used by Ms. Gibson to stay at the Company's hotels.

(7)
Represents (i) $3,940.00 in dividends paid on restricted common shares granted to our non-employee trustees and (ii) the $2,106.00 allowance used by Mr. La Forgia to stay at the Company's hotels.

(8)
Represents $3,325.00 in dividends paid on restricted common shares granted to Mr. McCarthy as a non-employee trustee.

(9)
Represents (i) $3,97700 in dividends paid on restricted common shares granted to our non-employee trustees and (ii) the $2,255.00 allowance used by Ms. McNeal to stay at the Company's hotels.

  Outstanding Share Awards as of December 31, 2018

        The following table provides certain information regarding unvested share awards outstanding as of the fiscal year ended December 31, 2018 for each of the trustees included in the Trustee Compensation Table set forth above.

Name	Number of Shares That Have Not Vested (#)	Market Value of Shares That Have Not Vested(1) ($)
Evan Bayh	2,597	$42,591
Arthur R. Collins	2,597	$42,591
Nathaniel A. Davis	2,597	$42,591
Patricia L. Gibson	2,597	$42,591
Robert M. La Forgia	2,597	$42,591
Robert McCarthy	2,597	$42,591
Glenda G. McNeal	2,597	$42,591

(1)
Value based on $16.40 per share, which was the closing price of our common shares on the NYSE on December 31, 2018.

  Vested Share Awards During 2018

        The table below sets forth the number of restricted shares that vested and the value realized upon vesting of such shares for each of the trustees included in the Trustee Compensation Table set forth above.

Name	Number of Shares That Vested During 2018 (#)	Market Value of Shares Realized on Vesting(1) ($)
Evan Bayh	4,571	$97,403
Arthur R. Collins	4,571	$97,403
Nathaniel A. Davis	4,571	$97,403
Patricia L. Gibson	5,448	$112,735
Robert M. La Forgia	4,571	$97,403
Robert McCarthy	3,585	$74,357
Glenda G. McNeal	4,571	$97,403

(1)
Represents the value of vested shares calculated by multiplying the number of vested shares by the prior day's closing price of our common shares on the NYSE on the vesting date or, if the vesting date occurred on a day on which the NYSE was closed for trading, the next trading day.

  Company Policies

  Share Ownership Guidelines

        We believe that equity ownership by our trustees and officers can help align their interests with our shareholders' interests. To that end, we have adopted formal share ownership guidelines applicable to all of our trustees and officers. On an annual basis, we report ownership status to our Compensation Committee and failure to satisfy the ownership levels, or show sustained progress towards meeting them, may result in payment to both trustees and officers of future compensation in the form of equity rather than cash.

        With respect to our officers, the guidelines require ownership of our shares, within five years of becoming an executive officer or from promotion to a new executive officer position, with a value equal to the following multiple of his or her base salary:

Executive Officer Title	Multiple
Chief Executive Officer	5x
Executive Chairman	5x
Chief Investment Officer and Chief Financial Officer	3x
Senior Vice Presidents	3x
Vice Presidents	1x

        Once these requirements have been met, each executive is required to hold shares at this level as long as they remain in the position. With respect to our trustees, our share ownership guidelines require share ownership by our trustees of three times the annual cash retainer. Trustees must comply with the ownership requirement within five years of becoming a member of the Board and are required to hold shares at this level while serving as a trustee. With the exception of Arthur R. Collins, who was elected to the Board in November 2016, and Robert McCarthy, who was elected to the Board in February 2018, each of the trustees' and named executive officers' individual holdings of Company shares exceed the applicable multiple set forth in the share ownership guidelines. For additional information on trustee share ownership, see the table of "Principal Shareholders" on page 69.

  Clawback Policy

        The Company has in place a clawback policy to ensure that executives are not unduly enriched in the event of a financial restatement. If the Company is required to restate its financial results due to material non-compliance with financial reporting requirements that arise from misconduct, any individual (i) who knowingly engaged in misconduct; (ii) was grossly negligent in engaging in misconduct; (iii) knowingly failed to prevent such misconduct; or (iv) was grossly negligent in failing to prevent such misconduct, is required to reimburse the Company for payments received for any award that was earned or accrued in the twelve (12) month period after the incorrect financial report was filed with the SEC. In addition, in the case of any restatement of financial results, the Compensation Committee has the authority to (i) review cash and equity awards paid or awarded to executive officers during the restatement period and, if the award would have been lower based on the restatement, then (ii) to determine if an incremental portion of the award should be reimbursed to the Company by the executive officer.

  No Hedging in or Pledging of Company Shares

        Our insider trading policy prohibits our trustees and employees, including our named executive officers, from engaging in the following transactions: (i) trading in call or put options involving our securities and other derivative securities; (ii) engaging in short sales of our securities; (iii) holding our securities in a margin account; and (iv) pledging our securities to secure margins or other loans.

EXECUTIVE OFFICERS

        The following table sets forth information concerning our executive officers. Executive officers are elected annually by our Board and serve at the Board's discretion.

Name	Age(1)	Title
Robert L. Johnson	72	Executive Chairman of the Board
Leslie D. Hale	46	President, Chief Executive Officer and Trustee
Sean M. Mahoney	48	Executive Vice President and Chief Financial Officer

(1)
Age as of March 28, 2019.

        Set forth below are descriptions of the backgrounds of each of our executive officers, other than Robert L. Johnson and Leslie D. Hale, whose backgrounds and positions are described above under "Proposals to be Voted On—Proposal 1: Election Of Trustees."

        Sean M. Mahoney, who joined the Company in August 2018, currently serves as Executive Vice President and Chief Financial Officer. Mr. Mahoney previously worked for DiamondRock Hospitality Company, where he served as executive vice president, chief financial officer and treasurer from September 2008 to March 2018, and as senior vice president, chief accounting officer and corporate controller from August 2004 to September 2008. Prior to that, Mr. Mahoney served as a senior manager with Ernst & Young LLP. During 2002 and 2003, Mr. Mahoney served as a director in the Dublin, Ireland audit practice of KPMG, LLP. From 1993 to 2001, Mr. Mahoney worked in the audit practice of Arthur Andersen LLP. Mr. Mahoney received a Bachelor of Science degree from Syracuse University in 1993.

 COMPENSATION DISCUSSION AND ANALYSIS

Introduction

        The Compensation Committee of our Board is responsible for establishing the underlying policies and principles of our compensation program. This Compensation Discussion and Analysis describes our executive compensation program for our named executive officers (the "NEOs") and describes how and why the Compensation Committee made its 2018 compensation decisions. Our NEOs for 2018 are as follows:

  •
  Robert L. Johnson—Executive Chairman;

  •
  Leslie D. Hale—President and Chief Executive Officer (since August 22, 2018); Chief Operating Officer and Executive Vice President (through August 22, 2018) and Chief Financial Officer (through August 1, 2018);

  •
  Sean M. Mahoney—Executive Vice President and Chief Financial Officer (commencing August 1, 2018); and

  •
  Ross H. Bierkan—Former President, Chief Executive Officer, and Chief Investment Officer (through August 22, 2018).

Executive Summary

        We believe that a primary goal of executive compensation is to align the interests of our NEOs with those of our shareholders in a way that encourages prudent decision making and allows us to attract and retain the best executive talent. The Compensation Committee has adopted a compensation program designed to link financial and strategic results to executive rewards, reward favorable shareholder returns and enhance our competitive position within our segment of the hospitality industry. The Compensation Committee is committed to protecting the interests of shareholders by using fair and objective evaluation processes for our executives, prioritizing the creation of short-term and long-term shareholder value. The majority of each executive's compensation is tied directly to the achievement of pre-established individual and corporate goals, which we believe helps to ensure that the financial interests of our senior executives are aligned with those of our shareholders.

  2018 Business Highlights

        Our significant activities reflect our commitment to creating long-term shareholder value through enhancing our hotel portfolio's quality, recycling capital and maintaining a prudent capital structure. During the year ended December 31, 2018, the following significant activities took place:

  •
  Disposition of Non-Core Hotel Properties:  We sold seven non-core properties, generating more than $530.0 million in asset sales at a blended EBITDA multiple of 16.5x.

  •
  Debt Repayments:  During 2018, we repaid $635 million of indebtedness, which exceeded our goal of $500 million.

  •
  Share Repurchases:  We repurchased 1.8 million common shares for approximately $32.1 million at an average price per share of $18.35, inclusive of 0.6 million common shares repurchased in the first quarter of 2019.

  •
  Leverage Targets:  Our ratio of net debt to EBITDA was 3.7x as of December 31, 2018, which exceeded our goal of 4.0x or lower.

 Five-Year Total Shareholder Return from 12/31/13 through 12/31/18

  Executive Compensation Program Highlights

        Our focus is, and continues to be, to maintain a strong link between our NEOs' compensation and the Company's performance. Highlights of our overall executive compensation program are outlined below:

  •
  Pay-for-Performance Alignment—We maintain strong pay-for-performance alignment: more than 86% of our Chief Executive Officer's 2018 approved compensation is variable and subject to the Company's performance.

  •
  Formulaic Annual Cash Bonuses with Pre-Determined Goals—100% of our Executive Chairman's and Chief Executive Officer's annual cash bonuses are formulaic and are based on the achievement of pre-established corporate performance goals (with only 10% based on individual performance for our Chief Financial Officer). Our cash bonus program employs challenging hurdles and may result in significant fluctuations in payouts aligned with our financial and operating success each year.

  •
  Equity Awards Aligned with Our Shareholders—The amount of the annual equity award is determined, in part, based on a review of the execution of the Company's strategic business plan and the Company's total shareholder return ("TSR") performance. Approximately 50% of our NEOs' equity award values are granted in performance-based stock that vest at the end of three-years subject to the Company achieving rigorous TSR hurdles, including relative TSR at the 85th percentile of hotel REIT peers and absolute TSR of 42% to earn the maximum payout.

  2018 Compensation Snapshot—Approved Values

        The Compensation Committee, in consultation with its independent compensation consultant, FTI Consulting, Inc. (the "Compensation Consultant") took into account (i) the Company's operational performance, including the achievement of corporate performance measures in accordance with the cash bonus program, (ii) total return on both an absolute and relative basis and (iii) the results of a comprehensive analysis of market-based compensation data, industry trends and best practices. Based on this assessment, our Compensation Committee approved the following 2018 compensation for each of our NEOs. Amounts shown vary from the summary compensation table which illustrates equity awards in the year of grant and not for the performance year to which those grants relate:

  Robert L. Johnson

        Mr. Johnson received no compensation adjustments for 2018, including:

  •
  Base salary remained flat in 2018 (and 2019);

  •
  Annual cash bonus structure is 100% tied to the achievement of pre-established corporate objectives, with his opportunity remaining flat in 2018 and 2019; his 2018 cash bonus increased approximately 2.3% over 2017 due solely to stronger result under the cash bonus plan; and

  •
  Year-end 2018 annual equity awards were set at same level as amounts approved for 2017 (and reflects a 20% reduction from 2016 amounts), which were allocated 50% to time-based equity awards and 50% to multi-year performance equity awards.

Name and Principal Position	Performance Year	Salary	Annual Cash Bonus	Annual Time- Based Equity Awards (1)(2)	Target Value of the Multi-Year Performance Equity Awards(1)(3)	Total Approved Value
Robert L. Johnson
Executive Chairman	2018	$500,000	$664,448	$650,000	$650,000	$2,464,448

        The Board's determination of compensation for Mr. Johnson recognizes his importance to our shareholders given his unique experience and leadership capabilities. In addition to his role in founding the Company, Mr. Johnson brings to the Company a distinguished reputation, valuable relationships and contacts, and significant experience in a number of critical areas, including real estate, finance, brand development and multicultural marketing. Mr. Johnson also has regular interaction with the Company's executive management team regarding strategy, senior-level talent development and other high-level matters. Based on those factors, the Board believes that his compensation is appropriate.

  Leslie D. Hale

        Ms. Hale was promoted to President and CEO on August 22, 2018 (which was previously announced in April 2018). In connection with her promotion to CEO, the Compensation Committee approved adjustments to her compensation to reflect her new position, including:

  •
  Base salary was increased to $775,000 (pre-promotion salary was $575,000);

  •
  Annual cash bonus structure is 100% tied to the achievement of pre-established corporate objectives and her target bonus opportunity was increased to 150% of base salary (with threshold, maximum and outperform payouts equal to 100%, 200% and 250%, respectively); the bonus structure for Ms. Hale is consistent with the bonus percentages for our prior CEOs; and

  •
  Annual equity awards were set at levels commensurate with her new role as CEO, which were allocated 50% to time-based equity awards and 50% to multi-year performance equity awards.

Name and Principal Position	Performance Year	Salary(4)	Annual Cash Bonus(5)	Annual Time- Based Equity Awards (1)(2)	Target Value of the Multi-Year Performance Equity Awards(1)(3)	Total Approved Value
Leslie D. Hale
President and Chief Executive Officer	2018	$641,666	$1,110,028	$1,825,000	$1,825,000	$5,401,694

  Sean M. Mahoney

        Mr. Mahoney joined the Company on August 1, 2018, with most of his compensation pro-rated for his time served in this role. Compensation decisions for Mr. Mahoney, include:

  •
  Base salary set at $525,000;

  •
  Annual cash bonus structure is 90% tied to the achievement of pre-established corporate objectives and the remaining 10% tied to individual performance (with threshold, target, maximum and outperform payouts equal to 67%, 100%, 133% and 165%, respectively); based on feedback from the CEO, Mr. Mahoney's individual component was set at maximum given his meaningful contributions and ability to integrate effectively since joining RLJ;

  •
  Annual equity awards were set at levels commensurate with his role as CFO, which equaled $1,200,000 and were allocated 50% to time-based equity awards and 50% to multi-year performance equity awards. The time-based equity awards were pro-rated for his duration of service since joining the Company (given that these awards are primarily based on backward-looking performance), while the multi-year performance equity awards were granted at the full amount (given that these awards are primarily based on forward-looking performance); and

  •
  Mr. Mahoney also received an upfront equity award with an approximate value of $2,000,000, granted in the form of 88,378 time-based restricted shares that will vest 20%, 30% and 50% on the first three anniversaries of the grant date, respectively. Mr. Mahoney's sign-on equity award is excluded from the chart below as it is not a recurring compensation element.

Name and Principal Position	Performance Year	Salary	Annual Cash Bonus	Annual Time- Based Equity Awards (1)(2)	Target Value of the Multi-Year Performance Equity Awards(1)(3)	Total Approved Value
Sean M. Mahoney
Executive Vice President and Chief Financial Officer	Aug. 2018— Dec. 2018	$218,750	$244,496	$251,507	$600,000	$1,314,753

  Ross H. Bierkan

        Mr. Bierkan retired, effective August 22, 2018. As a result, his base salary and annual cash bonus were prorated for his duration of service. He did not receive an annual time-based equity award or multi-year performance equity award in February 2019.

Name and Principal Position	Performance Year	Salary	Annual Cash Bonus	Annual Time- Based Equity Awards (1)(2)	Target Value of the Multi-Year Performance Equity Awards(1)(3)	Total Approved Value
Ross H. Bierkan
Former President, Chief Executive Officer and Chief Investment Officer(6)	Jan. 2018— Aug. 2018	$453,653	$708,556	$—	$—	$1,162,209

(1)
These amounts are different from the amounts set forth in the "2018 Summary Compensation Table," due to the reporting requirements under applicable SEC rules relating to the timing of the recognition of equity-based compensation.

(2)
Amounts reflect approved cash value of the awards, which may slightly vary from the grant date value used for accounting purposes.

(3)
Amounts reflect the approved target value of the awards. The grant date fair value of these awards calculated in accordance with FASB ASC Topic 718 based upon the probable outcome of the performance conditions as of the grant date. Given the rigorous hurdles associated with these awards, the accounting values are less than the target values.

(4)
Ms. Hale's salary was pro-rated for her time served as CEO (August 22, 2018—December 31, 2018) and COO and CFO (January 1, 2018—August 21, 2018).

(5)
Ms. Hale's cash bonus is based partially on her role as CEO and partially on her role as COO and CFO (which was tied 10% to individual performance, which was set at maximum based on the Compensation Committee's assessment of her performance prior to performing the CEO role and was tied to bonus percentages equal to 75%, 125%, 175% and 225% at the threshold, target, maximum and outperform levels, respectively).

(6)
Mr. Bierkan retired from his position as President, Chief Executive Officer and Chief Investment Officer effective August 22, 2018.

  Status of Outstanding Multi-Year Performance Equity Awards

        The compensation paid to our NEOs is also significantly tied to the Company's relative and absolute TSR performance. Our NEOs' multi-year performance equity awards are currently tracking below threshold payout levels as of December 31, 2018 and directly aligns the NEOs' compensation with the Company's current TSR performance.

Program	Performance Period	Cumulative TSR Performance Requirements	Earning Percentages	Status (as of 12/31/18)
2018 Multi-Year Performance Plan	February 2018— February 2021	Absolute TSR between 21% and 42%	Threshold: 25%	Tracking Below Threshold for both Absolute and Relative TSR
		Relative TSR between the 50th and 80th percentile	Maximum: 150%
2017 Multi-Year Performance Plan	February 2017— February 2020	Absolute TSR between 21% and 42%	Threshold: 25%	Tracking Below Threshold for both Absolute and Relative TSR
		Relative TSR between the 50th and 80th percentile	Maximum: 150%
2016 Multi-Year Performance Plan	May 2016— May 2019	Absolute TSR between 21% and 42%	Threshold: 25%	Tracking Below Threshold for both Absolute and Relative TSR
		Relative TSR between the 50th and 80th percentile	Maximum: 150%
2012 Multi-Year Performance Plan	July 2012— July 2015	Relative TSR between the 60th and 90th percentile	Threshold: 50% Maximum: 150%	95.33% of the target award was earned

Philosophy and Objectives of our Compensation Program

        We have designed our executive compensation program to achieve the following objectives:

  •
  be transparent and competitive with similarly situated publicly-traded REITs based on the Company's performance;

  •
  create the proper incentives for our executive management team to achieve corporate and individual performance objectives and maximize shareholder value over the long-term;

  •
  achieve an appropriate balance between risk and reward that does not incentivize unnecessary or excessive risk taking; and

  •
  attract and retain talented executives from within and outside of the hospitality industry.

  Transparent and Competitive Compensation Program

        In pursuit of our compensation objectives, we have developed a transparent and straightforward performance-based compensation program, which currently consists of four elements:

  •
  Base Salary.  Base salary is set on the basis of assigned responsibilities and is reviewed periodically against market data;

  •
  Annual Cash Bonus Opportunity.  Executive officers are eligible to receive annual cash bonuses based upon the achievement of pre-established goals and objectives;

  •
  Annual Performance Equity Grants.  The Compensation Committee awards annual performance equity grants to ensure alignment with shareholders and as a retention tool, determined based on an assessment of the Company's overall corporate performance on both an absolute and relative basis to our peers; and

  •
  Multi-Year Performance Equity Grants.  The Compensation Committee awards multi-year performance equity grants to ensure alignment with shareholders' interests over a multi-year period and as a retention tool, which will only be earned by the recipients if the Company achieves certain defined relative and/or absolute total shareholder return targets over a prospective performance period.

        We review the competitive compensation practices for executives of other public hospitality REITs and other public REITs of similar size to the Company to ensure that our compensation program is competitive with the market. In establishing compensation for our executive management team, our Compensation Committee uses its judgment in aligning compensation with its assessment of performance on both an absolute and relative basis as compared to the competitive peer group. Accordingly, in years of superior performance compared to the competitive peer group, our executives may receive total compensation towards the higher end of the market range and in years of lagging performance compared to the competitive peer group, our executives may receive total compensation towards the lower end of the market range.

  Proper Incentives to Achieve Performance Objectives and Maximize Long-Term Shareholder Value

        Our compensation program is designed to tie a substantial portion of our executives' total compensation to performance measures that align long-term shareholder value and leadership actions that are expected to position the Company for long-term success. Accordingly, the vast majority of our executives' total compensation is delivered through our annual cash bonus program, our multi-year performance equity program and our annual equity award program, and less than 30% of our named executive officers' total compensation is in the form of a guaranteed base salary.

        We believe that our annual cash bonus program encourages our executives to take prudent steps to achieve, and if possible exceed, our annual business plan, which we believe will increase shareholder value over the long-term. We have not guaranteed our executives any minimum cash bonus payments. As a result, in the event of poor individual and/or corporate performance in any year, the executives could receive no cash bonus for that year.

        The largest individual component of our executive officers' total compensation is equity compensation. We believe that approximately 50-70% of our executives' total annual compensation should be in the form of restricted shares or other long-term equity awards for the following reasons:

  •
  Equity awards help to ensure that a significant portion of each of our executives' net worth is tied to the value of our common shares, which we believe aligns the interests of our executives with those of our shareholders. We also believe that if we have superior long-term operating performance, our executives, through their equity compensation, will eventually receive above market compensation from dividends and capital appreciation in our common shares. Conversely, if we do not perform as well as our competitors, our executives' compensation will be below market over the long-term; and

  •
  We have designed our equity awards to be total shareholder return vehicles, rewarding our executive officers for both share price appreciation as well as the payment of dividends.

  Appropriate Balance between Risk and Reward

        Our Compensation Committee designed the compensation program to encourage our executives to prudently manage the Company for the long-term. The Compensation Committee believes the structure of our compensation program does not encourage unnecessary or excessive risk taking, as illustrated by the following features of the program:

  •
  We evaluate performance based on the achievement of a variety of business objectives and goals that we believe correlate to the long-term creation of shareholder value and that are affected by management decisions;

  •
  We provide a significant portion of each executive's annual compensation in the form of share-based compensation that will allow our executives to build sizable holdings of equity in the Company and align an appropriate portion of their personal wealth with our long-term performance. This share-based compensation includes restricted shares, which retain value even in a depressed market and provide executives with a baseline value that reduces the likelihood that executives will take excessive risks;

  •
  We structure our annual cash bonus program to provide for payouts once a minimum level of performance has been achieved, so that some compensation can be earned at levels below full target achievement rather than an "all-or-nothing" approach; and

  •
  We consider non-financial and other qualitative performance factors in determining actual compensation payouts.

  Attract and Retain Talented Executives

        We believe that the quality of our executive management team has been and continues to be a critical element of the success of our business. We have successfully attracted talented executives with significant experience in the hospitality and real estate industries who are highly motivated to achieve value for our shareholders. In order to continue to draw highly-skilled executives to our Company, we seek to maintain a competitive compensation program that can attract key talent from these and related industries. Our compensation program is also designed to retain our executives and motivate them to sustain a high level of performance over the long-term.

Compensation Review Process

  Role of the Compensation Committee

        Pursuant to the Compensation Committee's charter, the Compensation Committee is responsible to our Board for overseeing the development and administration of our compensation policies and programs. The Compensation Committee, which consists of three independent trustees, is responsible for the review and approval of all aspects of our executive compensation program. Among other duties, the Compensation Committee is responsible for the following:

  •
  Reviewing and approving, on an annual basis, the corporate incentive goals and objectives relevant to the compensation of our Chief Executive Officer and our other executive officers;

  •
  Evaluating the performance of our executive officers in light of these goals and objectives;

  •
  Evaluating the competitiveness of each executive officer's total compensation package; and

  •
  Approving any changes to our executives' total compensation package, including, but not limited to, base salary, annual and long-term incentive award opportunities, and payouts and retention programs.

        The Compensation Committee is supported in its work by the Company's Senior Vice President, Administration and Corporate Secretary, her staff, and an executive compensation consultant, as described below. The Compensation Committee's charter, which sets out its duties and responsibilities and addresses other matters, can be found on our website at www.rljlodgingtrust.com, under the section, "Investor Relations—Corporate Governance."

  Role of the Chief Executive Officer

        Within the framework of the compensation programs approved by the Compensation Committee and based on management's review of market competitive positions, each year our Chief Executive Officer recommends the level of base salary increase (if any) and the annual cash bonuses and the annual equity incentive awards for our NEOs (other than the Chairman and the Chief Executive Officer) and other members of the senior management team. These recommendations are based upon our Chief Executive Officer's assessment of the Company's overall performance, each executive officer's individual performance (if applicable) and employee retention considerations. The Compensation Committee reviews our Chief Executive Officer's recommendations, and in its sole discretion, determines all executive officer compensation.

  Role of the Compensation Consultant

        FTI Consulting, Inc. has been retained by the Compensation Committee as its independent, third-party executive compensation consultant (the "Compensation Consultant"). The Compensation Consultant was engaged by and reports directly to the Compensation Committee. Upon the request of the Compensation Committee, a representative of the Compensation Consultant attends meetings of the Compensation Committee and communicates with the chairman of the Compensation Committee between meetings; however, the Compensation Committee makes all decisions regarding the compensation of our executive officers.

        The Compensation Consultant provides various executive compensation services to the Compensation Committee pursuant to a written consulting agreement between the Compensation Committee and the Compensation Consultant. Generally, these services include, among others, (i) advising the Compensation Committee on the principal aspects of our executive compensation program and evolving industry practices, (ii) presenting information to assist the Compensation Committee in determining the appropriate peer group to be used to evaluate the competitiveness of our compensation program, and (iii) providing market information and analysis regarding the competitiveness of our program design and our award values in relationship to our performance.

  Peer Group Analysis

        The Compensation Committee relies on compensation information as prepared by the Compensation Consultant to determine the competitive market for our executive officers, including the NEOs. The Compensation Committee uses compensation data compiled from a group of 13 publicly-traded REITs (the "Peer Group") selected using the following methodology:

  •
  Companies with a primary investment focus generally on the lodging/resorts sector of the real estate industry;

  •
  Select Maryland-based REITs with whom the Company competes for talent; and

  •
  In terms of size, should be comparable based on implied market capitalization and/or total enterprise value (approximately 0.5x the size to 2.5x the size, based on total enterprise value, of the Company).

        We believe the Peer Group represents the companies with which we currently compete for executive talent and includes our principal business competitors. For 2018, the Peer Group consisted of the following companies:

• Apple Hospitality REIT, Inc.	• JBG Smith Properties
• Corporate Office Properties Trust	• Omega Healthcare Investors, Inc.
• Federal Realty Investment Trust	• Park Hotels & Resorts Inc.
• Gaming and Leisure Properties, Inc.	• Pebblebrook Hotel Trust
• Host Hotels and Resorts, Inc.	• Ryman Hospitality Properties, Inc.
• Hyatt Hotels Corporation	• Sunstone Hotel Investors, Inc.
• Xenia Hotels and Resorts

        In 2018, the Peer Group was modified to remove LaSalle Hotel Properties following its acquisition by Pebblebrook Hotel Trust. Additionally, the Peer Group was modified to include JBG Smith Properties and Xenia Hotels and Resorts. JBG Smith Properties was considered appropriate given that they are a Maryland-based REIT with a total enterprise value of approximately 1.3x that of the Company. Xenia Hotels and Resorts was considered appropriate given that they are a hotel REIT with a total enterprise value of approximately 0.6x that of the Company.

        In addition to the aforementioned peer group, due to the limited number of REITs who, like us, separate the positions of Executive Chairman of the Board and Chief Executive Officer, we also have created a selective Executive Chairman Peer Group (the "Executive Chairman Peer Group") for purposes of evaluating the compensation of Mr. Johnson. The Executive Chairman Peer Group consists of 12 equity REITs that have executives that function exclusively as Chairman of the Board and not also as Chief Executive Officer.

        To assess the competitiveness of our executive compensation program, we analyze Peer Group and Executive Chairman Peer Group proxy compensation data levels, as well as the mix of our compensation components with respect to fixed versus variable, short-term versus long-term, and cash versus equity-based pay. This information is then presented to the Compensation Committee for its review and use. The Compensation Committee generally compares the compensation of each NEO in relation to both the median and the 75th percentile of the applicable peer group for similar positions. In addition, the Compensation Committee also takes into account various factors, such as our performance within the applicable peer group, the scope of responsibilities for each individual executive, internal equity considerations, and any succession and retention considerations.

Components of Executive Officer Compensation

        The following is a summary of the elements and amounts of our compensation program for our NEOs in 2018. Mr. Johnson and Ms. Hale will continue to be parties to employment agreements entered into in 2016, and Mr. Mahoney will continue to be party to his employment agreement entered into in 2018, for their respective terms or until such time as our Compensation Committee determines in its discretion that revisions to such employment agreements are advisable and the Company and the executive officers agree to the proposed revisions.

  Annual Base Salary

        Base salary is designed to compensate our executive officers at a fixed level of compensation that serves as a retention tool throughout the executive's career. In determining base salaries, the Compensation Committee considered each executive officer's role and responsibility, unique skills, future potential with our Company, salary levels for similar positions in our core markets and internal pay equity.

        The annual base salaries of our NEOs as of December 31, 2018 (or, in the case of Mr. Bierkan, as of his retirement) are as follows:

Name	Base Salary
Robert L. Johnson	$500,000
Leslie D. Hale(1)	$775,000
Sean M. Mahoney	$525,000
Ross H. Bierkan(2)	$700,000

(1)
Represents Ms. Hale's base salary upon her promotion to President and Chief Executive Officer effective August 22, 2018. Ms. Hale's base salary prior to her promotion was $575,000 for her role as Chief Operating Officer and Chief Financial Officer. Ms. Hale's 2018 base salary as shown in the Summary Compensation Table is equal to the sum of her pro-rated base salaries for her time pre- and post-promotion to Chief Executive Officer.

(2)
Mr. Bierkan retired from his position as President, Chief Executive Officer and Chief Investment Officer effective August 22, 2018.

  Annual Cash Bonus

        Our NEOs each have an opportunity to earn an annual incentive cash award designed to reward annual corporate performance, and, with respect to Mr. Mahoney, to also encourage and reward individual achievement during the year. The Compensation Committee establishes a target annual incentive cash award opportunity for each of our NEOs following a review of their individual scope of responsibilities, experience, qualifications, individual performance and contributions to the Company, as well as an analysis of data from the Peer Group and Executive Chairman Peer Group discussed previously. The targeted annual incentive cash award opportunity and the performance goals set by the Compensation Committee (discussed below) are communicated to the NEOs at the beginning of each year. The Compensation Committee considers all relevant facts and circumstances when evaluating performance, including changing market conditions and broad corporate strategic initiatives, along with overall responsibilities and contributions, and retains the ability to exercise its judgment and discretion to adjust an award up or down.

  2018 Bonus Opportunity

        For 2018, Mr. Johnson's, Mr. Bierkan's and Ms. Hale's (for the period she served as President and Chief Executive Officer) annual incentive cash awards were based solely on corporate performance. With respect to Ms. Hale (for the period she served as Chief Operating Officer, Chief Financial Officer and Executive Vice President) and Mr. Mahoney, 90% of their respective annual incentive cash awards were based on corporate performance, with the remaining 10% based on individual performance. The

Compensation Committee established threshold, target, maximum and outperform annual incentive cash award levels (as a percentage of base salary) for our NEOs as follows:

	2018 Annual Incentive Cash Awards
Name	Threshold	Target	Maximum	Outperform
Robert L. Johnson	75%	125%	175%	225%
Leslie D. Hale(1)	100%	150%	200%	250%
Sean M. Mahoney	67%	100%	133%	165%
Ross H. Bierkan(2)	100%	150%	200%	250%

(1)
Ms. Hale was promoted to President and Chief Executive Officer of the Company in 2018. Her annual cash incentive calculation shown above represents the calculation for her current role. For the period she performed as Chief Operating Officer, Chief Financial Officer and Executive Vice President, her annual cash incentive percentages were 75% at threshold, 125% at target, 175% at maximum and 225% at outperform. Her actual 2018 cash bonus reflects proration for the duration of the year she performed each role.

(2)
Mr. Bierkan retired from his position as President, Chief Executive Officer and Chief Investment Officer effective August 22, 2018.

  2018 Performance Goals

        The Compensation Committee adopted the performance goals for the 2018 annual incentive cash award following a review of our annual business plan and budget for the year. These performance metrics included the financial metrics that the Company has traditionally used; in addition, in 2018, the Compensation Committee also established strategic/operational measures that reflected goals related to the integration of FelCor and implementation of the strategic plan presented to investors. The Company's financial performance metrics are weighted at 70% and the strategic/operational performance metrics were weighted at 30% for purposes of calculating the corporate performance component of cash bonus payouts. The following were the annual incentive cash award performance goals and performance results for 2018:

  Financial Performance Metrics

Performance Measures	Weighting	Threshold	Target	Maximum	Outperform	Result
Total EBITDA	35.0%	$529 million	$554 million	$569 million	$576 million	$541.7 million
REVPAR Increase	14.0%	(1.9)%	(0.3)%	1.3%	2.1%	(0.8)%
Net Debt to EBITDA	10.5%	4.5x	4.0x	3.75x	3.5x	3.7x
Hotel EBITDA Margin	10.5%	32.2%	33.2%	34.0%	34.4%	32.8%

  Strategic/Operational Performance Metrics

Performance Measures	Weighting	Threshold	Target	Maximum	Outperform	Result
Assets Sales	7.5%	$300 million	$425 million	$550 million	$650 million	$532.9 million
Targeted FelCor Assets	7.5%	2	3	4	6	4
Debt Retired	7.5%	$300 million	$425 million	$525 million	$625 million	$635 million
G&A Savings	7.5%	$21 million	$22 million	$22.5 million	$23 million	$22 million

  2018 Bonus Amounts

        In determining the actual 2018 incentive cash award for our NEOs, the Compensation Committee considered the Company's performance and, in Ms. Hale's and Mr. Mahoney's cases, their respective 2018 individual performance, and determined that each NEO would receive cash incentive award amounts as follows:

Name	2018 Actual Award ($)	2018 Actual Award (% of Target)
Robert L. Johnson	$664,448	106%
Leslie D. Hale	$1,110,028	107%
Sean M. Mahoney	$244,496	111%
Ross H. Bierkan(1)	$708,556	105%

(1)
Mr. Bierkan retired from his position as President, Chief Executive Officer and Chief Investment Officer effective August 22, 2018.

  Equity Awards

        We grant equity awards pursuant to our 2015 Equity Incentive Plan. Equity incentive awards are designed to focus our executive officers and other employees on, and reward them for, achieving our long-term goals and enhancing shareholder value.

  Annual Equity Awards

        In determining annual equity awards, our Compensation Committee takes into account the Company's overall financial performance. The awards made under the 2015 Equity Incentive Plan in 2018 were granted to recognize such individuals' efforts on our behalf in connection with the Company's performance in 2017 and to provide a retention element to their compensation. More detail with respect to the equity awards granted in 2018 is provided in the table under "Compensation of Executive Officers—Grants of Plan-Based Awards."

        As part of our review of 2018 performance in February 2019, we made our annual performance equity grants. The annual performance equity grant represents a time-based restricted share award that is based on a subjective review of the Company's performance, as well as the competitive pay of the Peer Group and the Executive Chairman Peer Group. The annual performance equity grants made in 2019 were as follows:

Name	Cash Value of 2019 Award
Robert L. Johnson	$650,000
Leslie D. Hale	$1,825,000
Sean M. Mahoney	$251,507

        These restricted share awards will vest on the first four annual anniversaries of the date of grant, subject to the executive's continued employment. Because these awards for 2018 performance were made in 2019, pursuant to applicable SEC disclosure rules, such awards will be reflected in the Summary Compensation Table and the Grants of Plan-Based Awards Table in our proxy statement for the 2020 annual meeting of shareholders, which reflects 2019 compensation.

  Multi-Year Performance Equity Awards

  2019 Multi-Year Performance Equity Awards

        The Compensation Committee awarded performance units to each of Messrs. Johnson and Mahoney and Ms. Hale under the 2019 Multi-Year Performance Plan on February 13, 2019. Performance units awarded pursuant to the 2019 Multi-Year Performance Plan are earned and convert into restricted shares based on the Company's attainment of absolute and relative TSR hurdles. TSR is calculated to include both common share price appreciation and common share dividends paid during the applicable performance periods. The performance units vest over a four-year period, including three years of performance-based vesting (the "measurement period") plus an additional one year of time-based vesting.

        The following multi-year performance equity grants made in 2019 were as follows:

Name	Target Value of 2019 Award
Robert L. Johnson	$650,000
Leslie D. Hale	$1,825,000
Sean M. Mahoney	$600,000

        In 2019, the Compensation Committee, in consultation with its independent compensation consultant, conducted an extensive review of performance-based equity compensation program at companies in the peer group and within the REIT industry in general. Based on this review, the Compensation Committee determined that the overall Multi-Year Performance Plan design included performance targets that were significantly more rigorous than those used at most REITs, and while the Company continues to believe that setting the targets at "outperformance" levels in excess of most companies is appropriate, several modifications to the 2019 Plan were appropriate to ensure the market competitiveness of the program, particularly in light of the fact that the Company has shifted significantly from time-vested stock to multi-year performance-vested awards over the past several years (from 1/3 performance-vested and 2/3 time-vested in 2014 to current 50/50 allocation).

        The awards granted pursuant to the 2019 Multi-Year Performance Plan are subject to two separate performance measurements, with 40% of the award (the "2019 Absolute Award") based solely on the Company's TSR (the "2019 Absolute TSR Component") and 60% of the award (the "2019 Relative Award") measured by the Company's TSR (the "2019 Relative TSR Component") relative to the peer group (the "2019 Plan Peer Group") during the entire measurement period.

        The 2019 Absolute Award may be earned at a range of 25% to 200% of the 2019 Absolute Award if the Company achieves a TSR over the measurement period ranging from 18% TSR to 42% TSR, as described below. The percentage of the 2019 Absolute Award that is earned for performance between the threshold and target, and between the target and maximum, levels will be calculated by linear interpolation. For TSR performance below 18%, no portion of the 2019 Absolute Award will be earned.

Actual Three-Year Performance	Percentage of 2019 Absolute Award Earned
Threshold: 18% TSR	25%
Target: 30% TSR	100%
Maximum: 42% TSR	200%

        The 2019 Relative Award may be earned at a range of 25% to 200% of the 2018 Relative Award contingent on the Company's achieving TSR over the measurement period at specified percentiles of the peer group ranging from the 35th percentile to the 85th percentile, as described below. The percentage of the 2019 Relative Award that is earned for performance between the threshold and target, and between the target and maximum, levels will be calculated by linear interpolation. If the Company is below the 35th percentile of the 2019 Plan Peer Group at the end of the measurement period, no portion of the 2019 Relative Award will be earned.

Actual Three-Year Performance Compared to Peer Group	Percentage of 2018 Relative Award Earned
Threshold: 35th percentile	25%
Target: 55th percentile	100%
Maximum: 85th percentile	200%

        Our Compensation Committee has selected the following 16 companies as the 2019 Plan Peer Group against which our performance will be compared over the measurement period, which represent companies from the SNL U.S. REIT Hotel Index, modified to exclude micro-cap REITs:

• Apple Hospitality REIT, Inc.	• Hospitality Properties Trust
• Ashford Hospitality Trust, Inc.	• Host Hotels & Resorts, Inc.
• Braemar Hotels & Resorts Inc.	• Park Hotels & Resorts Inc.
• Chatham Lodging Trust	• Pebblebrook Hotel Trust
• Chesapeake Lodging Trust	• Ryman Hospitality Properties, Inc.
• CorePoint Lodging, Inc.	• Summit Hotel Properties, Inc.
• DiamondRock Hospitality Company	• Sunstone Hotel Investors, Inc.
• Hersha Hospitality Trust	• Xenia Hotels and Resorts, Inc.

        The Company intends to make grants of long-term performance units on an annual basis. When the 2019 Absolute Award and 2019 Relative Award are aggregated at the end of the measurement period, our NEOs have the potential to earn the following numbers of restricted shares under the 2019 Multi-Year Performance Plan, based on the Company's performance level:

NEO	Threshold Performance	Target Performance	Maximum Performance
Robert L. Johnson	8,566	34,264	68,528
Leslie D. Hale	24,051	96,204	192,408
Sean M. Mahoney	7,907	31,628	63,256

        The restricted shares earned pursuant to the 2019 Absolute Award and 2019 Relative Award will vest 50% at the end of the three-year measurement period, and the remaining 50% will vest one year later. Our NEOs will not be entitled to receive any dividends prior to the date upon which the shares are earned. For any restricted shares issued at the end of the measurement period, our NEOs will be entitled to receive payment of an amount equal to all dividends that would have been paid if such restricted shares had been issued at the beginning of the measurement period.

  2018 Multi-Year Performance Equity Awards

        The Compensation Committee awarded performance units to each of Messrs. Johnson, Bierkan and Ms. Hale under the 2018 Multi-Year Performance Plan on February 22, 2018. Performance units awarded pursuant to the 2018 Multi-Year Performance Plan are earned and convert into restricted shares based on the Company's attainment of absolute and relative TSR hurdles. TSR is calculated to include both common share price appreciation and common share dividends paid during the applicable performance periods. The performance units vest over a four-year period, including three years of performance-based vesting (the "measurement period") plus an additional one year of time-based vesting.

        The awards granted pursuant to the 2018 Multi-Year Performance Plan are subject to two separate performance measurements, with 40% of the award (the "2018 Absolute Award") based solely on the

Company's TSR (the "2018 Absolute TSR Component") and 60% of the award (the "2018 Relative Award") measured by the Company's TSR (the "2018 Relative TSR Component") relative to the peer group (the "2018 Plan Peer Group") during the entire measurement period.

        The 2018 Absolute Award may be earned at a range of 25% to 150% of the 2018 Absolute Award if the Company achieves a TSR over the measurement period ranging from 21% TSR to 42% TSR, as described below. The percentage of the 2018 Absolute Award that is earned for performance between the threshold and target, and between the target and maximum, levels will be calculated by linear interpolation. For TSR performance below 21%, no portion of the 2018 Absolute Award will be earned.

Actual Three-Year Performance	Percentage of 2018 Absolute Award Earned
Threshold: 21% TSR	25%
Target: 36% TSR	100%
Maximum: 42% TSR	150%

        The 2018 Relative Award may be earned at a range of 25% to 150% of the 2018 Relative Award contingent on the Company's achieving TSR over the measurement period at specified percentiles of the peer group ranging from the 50th percentile to the 80th percentile, as described below. The percentage of the 2018 Relative Award that is earned for performance between the threshold and target, and between the target and maximum, levels will be calculated by linear interpolation. If the Company is below the 50th percentile of the 2018 Plan Peer Group at the end of the measurement period, no portion of the 2018 Relative Award will be earned.

Actual Three-Year Performance Compared to Peer Group	Percentage of 2018 Relative Award Earned
Threshold: 50th percentile	25%
Target: 70th percentile	100%
Maximum: 80th percentile	150%

        Our Compensation Committee has selected the following 16 companies as the 2018 Plan Peer Group against which our performance will be compared over the measurement period, which represent companies from the SNL U.S. REIT Hotel Index, modified to exclude micro-cap REITs:

• Apple Hospitality REIT, Inc.	• Host Hotels & Resorts, Inc.
• Ashford Hospitality Trust, Inc.	• LaSalle Hotel Properties
• Braemar Hotels & Resorts Inc.	• Park Hotels & Resorts Inc.
• Chatham Lodging Trust	• Pebblebrook Hotel Trust
• Chesapeake Lodging Trust	• Ryman Hospitality Properties, Inc.
• DiamondRock Hospitality Company	• Summit Hotel Properties, Inc.
• Hersha Hospitality Trust	• Sunstone Hotel Investors, Inc.
• Hospitality Properties Trust	• Xenia Hotels and Resorts, Inc.

        The Company intends to make grants of long-term performance units on an annual basis. When the 2018 Absolute Award and 2018 Relative Award are aggregated at the end of the measurement period, our NEOs have the potential to earn the following numbers of restricted shares under the 2018 Multi-Year Performance Plan, based on the Company's performance level:

NEO	Threshold Performance	Target Performance	Maximum Performance
Robert L. Johnson	7,701	30,805	46,207
Leslie D. Hale	13,329	53,317	79,975
Ross H. Bierkan(1)	N/A	N/A	N/A

(1)
Although Mr. Bierkan received an award of long-term performance units on February 22, 2018, he resigned as President, Chief Executive Officer and Chief Investment Officer on August 22, 2018. Under the terms of the Plan, he will not have a vested interest in the performance units and will not receive a payout under the Plan.

        The restricted shares earned pursuant to the 2018 Absolute Award and 2018 Relative Award will vest 50% at the end of the three-year measurement period, and the remaining 50% will vest one year later. Our NEOs will not be entitled to receive any dividends prior to the date upon which the shares are earned. For any restricted shares issued at the end of the measurement period, our NEOs will be entitled to receive payment of an amount equal to all dividends that would have been paid if such restricted shares had been issued at the beginning of the measurement period.

  Retirement Savings Opportunities

        All full-time employees are able to participate in our 401(k) Retirement Savings Plan (the "401(k) Plan"). We provide the 401(k) Plan to help our employees save a portion of their cash compensation for retirement in a tax-efficient manner. Under the 401(k) Plan, employees are eligible to defer a portion of their salary, and we, at our discretion, may make a matching contribution and/or a profit-sharing contribution commencing six months after they begin their employment. For calendar year 2018, we made a matching contribution of up to 4% of each participant's annual salary, determined by the individual's contribution and as restricted by the statutory limit.

  Health and Welfare Benefits

        We provide to all full-time employees a competitive benefits package, which includes health and welfare benefits, such as medical, dental, short- and long-term disability insurance, and life insurance plans.

Tax Limits on Executive Compensation

        Under Section 162(m) of the Internal Revenue Code we may not receive a federal income tax deduction for compensation paid to our chief executive officer or any of the three other most highly compensated executive officers (excluding our chief financial officer) to the extent that any of the persons receive more than $1 million in qualified non-performance-based compensation in any one year. To maintain flexibility in compensating officers in a manner designed to promote varying corporate goals, our Compensation Committee has not adopted a policy that all compensation must be deductible on our federal income tax returns. Instead, although our Compensation Committee will be mindful of the limits imposed by Section 162(m), even if it is determined that Section 162(m) applies or may apply to certain compensation packages, the Compensation Committee nevertheless reserves the right to structure compensation packages and awards in a manner that may exceed the limitation on the deduction imposed by Section 162(m).

 COMPENSATION COMMITTEE REPORT

        The Compensation Committee of our Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board (and the Board has approved) that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Respectfully submitted,
The Compensation Committee of the Board of Trustees
NATHANIEL A. DAVIS (Chairman) SEN. EVAN BAYH ARTHUR R. COLLINS

        The Compensation Committee Report does not constitute "soliciting material" and will not be deemed "filed" or incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

 COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The members of the Compensation Committee of the Board of Trustees are Nathaniel A. Davis, Evan Bayh and Arthur R. Collins, each of whom is an independent trustee. None of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Trustees or the Compensation Committee. Accordingly, during 2018 there were no interlocks with other companies within the meaning of the SEC's proxy rules.

COMPENSATION OF EXECUTIVE OFFICERS

        The following tables contain certain compensation information for each NEO. Our NEOs for 2018 consisted of the following people: Robert L. Johnson, our Executive Chairman; Leslie D. Hale, our Chief Financial Officer (through August 1, 2018), Chief Operating Officer and Executive Vice President (through August 22, 2018) and thereafter our President and Chief Executive Officer; Sean M. Mahoney, our Executive Vice President and Chief Financial Officer (since August 1, 2018); and Ross H. Bierkan, our Former President, Chief Executive Officer and Chief Investment Officer (through August 22, 2018).

Summary Compensation Table

        The following table sets forth a summary of all compensation earned, awarded or paid to our NEOs in the fiscal years ended December 31, 2018, 2017 and 2016.

Name and Principal Position	Year	Salary		Share Awards		Non-Share Incentive Plan Compensation(7)	All Other Compensation(8)	Total
Robert L. Johnson
Executive Chairman	2018	$500,000	(1)	$1,080,948	(4)	$664,448	$—	$2,245,396
	2017	$500,000	(2)	$1,341,207	(5)	$649,307	$—	$2,490,514
	2016	$411,630	(3)	$2,778,772	(6)	$377,599	$—	$3,568,001
Leslie D. Hale
President and Chief Executive Officer	2018	$641,666	(1)	$1,870,894	(4)	$1,110,028	$46,563	$3,669,151
	2017	$575,000	(2)	$1,978,592	(5)	$743,908	$49,700	$3,347,200
	2016	$513,038	(3)	$2,924,696	(6)	$500,902	$46,435	$3,985,071
Sean M. Mahoney
Executive Vice President and Chief Financial Officer	2018	$218,750		$1,999,994		$244,496	$7,928	$2,471,168
	2017	$—		$—		$—	$—	$—
	2016	$—		$—		$—	$—	$—
Ross H. Bierkan
Former President, Chief Executive Officer and Chief Investment Officer(9)	2018	$453,653	(1)	$1,304,802	(4)	$708,556	$38,524	$2,505,535
	2017	$700,000	(2)	$2,556,278	(5)	$1,084,030	$49,340	$4,389,648
	2016	$592,467	(3)	$3,057,790	(6)	$664,802	$52,075	$4,367,134

(1)
Increases in annual base salary for each NEO are effective on March 1 of each year, provided such increases are approved by the Compensation Committee. As of March 1, 2018, neither Mr. Johnson, Ms. Hale nor Mr. Bierkan received a base salary increase and the base salaries as of that date for each of Mr. Johnson, Ms. Hale and Mr. Bierkan was as follows: Mr. Johnson—$500,000; Ms. Hale—$575,000; Mr. Bierkan—$700,000. In August, 2018, Mr. Bierkan retired from his position as President, Chief Executive Officer and Chief Investment Officer. Upon Mr. Bierkan's retirement, Ms. Hale was promoted to President and Chief Executive Officer and her compensation was adjusted from $575,000 to $775,000. Ms. Hale's 2018 base salary is equal to the sum of her pro-rated base salaries for her time pre- and post-promotion to Chief Executive Officer.

(2)
In August, 2016, Ms. Hale was promoted to Chief Operating Officer and her compensation was adjusted accordingly at that time. In November 2016, Mr. Johnson received a base salary adjustment as compensation for additional responsibilities that he assumed as Executive Chairman as a result of the resignation of Thomas J. Baltimore, Jr., the Company's President and Chief Executive Officer prior to Mr. Bierkan. As a result of these 2016 salary adjustments, neither Mr. Johnson, Ms. Hale, nor

  Mr. Bierkan received an increase in salary adjustment in 2017 and the annual base salary for each of Mr. Johnson, Ms. Hale and Mr. Bierkan was as follows: Mr. Johnson—$500,000; Ms. Hale—$575,000; Mr. Bierkan—$700,000.

(3)
Amounts represented two months compensation at the base salary level established March 1, 2015 and ten months compensation at the annual base salary effective on March 1, 2016. As of March 1, 2016, the annual base salary for each of Mr. Johnson, Ms. Hale and Mr. Bierkan was as follows: Mr. Johnson—$405,746; Ms. Hale—$472,713; and Mr. Bierkan—$519,985.

(4)
Represents the aggregate grant date fair value of the restricted common shares granted to the executive on February 22, 2018 and performance units granted to the executive on February 22, 2018, calculated in accordance with FASB ASC Topic 718. For the grant dates and vesting conditions of the restricted common shares granted pursuant to the retention awards, see "Grants of Plan-Based Awards." The restricted common shares vest ratably on each of the first 16 quarterly anniversaries of the date of grant. The performance units may be settled in restricted common shares if the Company achieves certain performance over a three-year performance period. See "Compensation Discussion and Analysis—Components of Executive Officer Compensation—Equity Awards—Multi-Year Performance Equity Awards—2018 Multi-Year Performance Equity Awards." The grant date fair values of the performance units, based upon the probable outcome of the performance conditions as of the grant date, are as follows: Mr. Johnson—$650,000; Ms. Hale—$1,125,000; and Mr. Bierkan—$360,000. Assuming that the highest performance conditions are met with respect to the performance units, the grant date fair value of the performance units, based on a closing price of $21.10 per common share on February 22, 2018, would be as follows: Mr. Johnson—$974,978; Ms. Hale—$1,687,485; and Mr. Bierkan—$2,137,482.

(5)
Represents the aggregate grant date fair value of the restricted common shares granted to the executive on February 15, 2017 and performance units granted to the executive on February 17, 2017, calculated in accordance with FASB ASC Topic 718. For the grant dates and vesting conditions of the restricted common shares granted pursuant to the retention awards, see "Grants of Plan-Based Awards." The restricted common shares vest ratably on each of the first 16 quarterly anniversaries of the date of grant. The performance units may be settled in restricted common shares if the Company achieves certain performance over a three-year performance period. See "Compensation Discussion and Analysis—Components of Executive Officer Compensation—Equity Awards—Multi-Year Performance Equity Awards—2017 Multi-Year Performance Equity Awards." The grant date fair values of the performance units, based upon the probable outcome of the performance conditions as of the grant date, are as follows: Mr. Johnson—$541,212; Ms. Hale—$778,600; and Mr. Bierkan—$1,006,282. Assuming that the highest performance conditions are met with respect to the performance units, the grant date fair value of the performance units, based on a closing price of $23.31 per common share on February 17, 2017, would be as follows: Mr. Johnson—$1,266,899; Ms. Hale—$1,824,008; and Mr. Bierkan—$2,356,641.

(6)
Represents the aggregate grant date fair value of the restricted common shares granted to the executive on February 18, 2016, the restricted common shares granted pursuant to the executive pursuant to a retention award and performance units granted to the executive on May 23, 2016, calculated in accordance with FASB ASC Topic 718. The restricted common shares granted on February 18, 2016 vest ratably on each of the first 16 quarterly anniversaries of the date of grant. The performance units may be settled in restricted common shares if the Company achieves certain performance over a three-year performance period. See "Compensation Discussion and Analysis—Components of Executive Officer Compensation—Equity Awards—Multi-Year Performance Equity Awards—2016 Multi-Year Performance Equity Awards." The grant date fair values of the performance units, based upon the probable outcome of the performance conditions as of the grant date, are as follows: Mr. Johnson—$303,805; Ms. Hale—$458,455; and Mr. Bierkan—$520,315. Assuming that the highest performance conditions are met with respect to the performance units, the grant date fair value of the performance units, based on a closing price of $18.96 per common share on May 23, 2016, would be as follows: Mr. Johnson—$838,032; Ms. Hale—$1,264,632; and Mr. Bierkan—$1,435,272.

(7)
Represents the annual cash performance bonus for each NEO for the relevant year.

(8)
The amounts shown in the "All Other Compensation" column reflect, for each NEO, the following:
  •
  the value of premiums paid for health benefits provided by the Company. For the fiscal year ended December 31, 2018, the value of the health and dental care premiums for Mr. Bierkan, Ms. Hale and Mr. Mahoney were $23,655.53, $30,603.89 and $6,948.36, respectively. For the fiscal years ended December 31, 2017 and 2016, the health care premiums for the NEOs (with the exception of Mr. Johnson, whose benefits are not paid by the Company and Mr. Mahoney, who had not yet joined the Company) were $33,623 and $30,180, respectively;

  •
  the value of long-term, short-term and life insurance benefits provided by the Company. For the fiscal years ended December 31, 2018, the value of the long-term and short-term disability and life insurance benefits for Mr. Bierkan, Ms. Hale and Mr. Mahoney were $1,078.11, $1,437.48 and $359.37, respectively. For the fiscal years ended December 2017 and 2016, the value of the long-term and short-term disability and life insurance benefits for each NEO (with the exception of Mr. Johnson, whose benefits are not paid by the Company and Mr. Mahoney, who had not yet joined the Company) were $1,437 and $1,455, respectively;

  •
  parking benefits of $2,790, $3,720, and $620 for Mr. Bierkan, Ms. Hale and Mr. Mahoney, respectively, for the fiscal year ended December 31, 2018. For the fiscal years ended December 31, 2017 and 2016, $3,480 for each NEO (with the exception of Mr. Johnson, whose benefits are not paid by the Company and Mr. Mahoney, who had not yet joined the Company);

  •
  for Ms. Hale, health club premiums of $360, $360 and $360 for the fiscal years ended December 31, 2018, 2017 and 2016, respectively; and

  •
  for Mr. Bierkan and Ms. Hale, the value of the Company match in the Company's 401(k) plan, in the amounts of $11,000 and $10,441.67, respectively, for the fiscal year ended December 31, 2018 and $10,800 and $10,600 for the fiscal years ended 2017 and 2016 respectively.

The costs of the health, long-term disability, short-term disability and life insurance benefits, health club fees and 401(k) match are paid by the Company for all full-time employees.

(9)
Mr. Bierkan retired from his position as President, Chief Executive Officer and Chief Investment Officer effective August 22, 2018.

Grants of Plan-Based Awards

        The following table sets forth information concerning the grants of plan-based awards made to each NEO for the fiscal year ended December 31, 2018.

												All Other Share Awards: Number of Shares or Share Units (#)
		Estimated Future Payouts under Non-Share Incentive Plan Awards(1)				Estimated Future Payouts under Equity Incentive Plan Awards(2)
														Grant Date Fair Value of Shares ($)
Name and Position	Grant Date	Threshold	Target	Maximum	Outperform	Threshold		Target		Maximum
Robert L. Johnson
Executive Chairman	2/22/18	$375,000	$625,000	$875,000	$1,125,000							30,805	(3)	$649,986	(4)
	2/22/18					7,701		30,805		46,207				$430,962	(5)
Leslie D. Hale
President and Chief Executive Officer	2/22/18	$775,000	$1,162,500	$1,550,000	$1,937,500							53,317	(3)	$1,124,989	(4)
	2/22/18					13,329		53,317		79,975				$745,905	(5)
Sean M. Mahoney
Executive Vice President and Chief Financial Officer	8/1/18	$146,712	$220,068	$293,425	$363,113							88,378	(3)	$1,999,994	(4)
Ross H. Bierkan
Former President, Chief Executive Officer and Chief Investment Officer(6)	2/22/18	$448,767	$673,151	$897,534	$1,121,918							17,061	(3)	$359,987	(4)
	2/22/18					16,883	(7)	67,535	(7)	101,302	(7)			$944,815	(5)

(1)
These columns show the range of potential payouts for 2018 performance under our annual incentive cash bonus awards for our executive officers as described in the section titled "Annual Cash Bonus" in the Compensation Discussion and Analysis (based on their 12/31/18 base salary, prorated for duration of service).

(2)
These columns show the range of potential payouts for performance units granted to our executive officers. Performance units may be settled in restricted common shares if the Company achieves certain performance over a three-year performance period. See "Compensation Discussion and Analysis—Components of Executive Officer Compensation—Equity Awards—2018 Multi-Year Performance Equity Awards."

(3)
The awards of restricted common shares vest ratably on each of the first 16 quarterly anniversaries of the date of grant.

(4)
Amounts represent the aggregate grant date fair value of shares granted to our NEOs during 2018, calculated in accordance with FASB ASC Topic 718.

(5)
Amounts represent the performance units granted to each of Mr. Johnson, Ms. Hale and Mr. Bierkan in February 2018, based upon the probable outcome of the performance conditions as of the grant date, calculated in accordance with FASB ASC Topic 718. See "Compensation Discussion and Analysis—Components of Executive Officer Compensation—Equity Awards—2018 Multi-Year Performance Equity Awards."

(6)
Mr. Bierkan retired from his position as President, Chief Executive Officer and Chief Investment Officer effective August 22, 2018.

(7)
Mr. Bierkan forfeited his interest in the 2018 Multi-Year Performance Equity Award upon his departure from the Company on August 22, 2018.

Outstanding Equity Awards at Fiscal Year-End December 31, 2018

        The following table sets forth the outstanding equity awards for each NEO as of December 31, 2018.

Name and Position	Number of Shares That Have Not Vested (#)		Market Value of Shares That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)(6)
Robert L. Johnson
Executive Chairman	56,183	(1)	$1,420,486	24,118	$395,535
	30,432	(2)
Leslie D. Hale
President and Chief Executive Officer	87,123	(1)	$1,807,460	37,496	$614,934
	23,088	(3)
Sean M. Mahoney
Executive Vice President and Chief Financial Officer	88,378	(4)	$1,449,399	—	$—
Ross H. Bierkan
Former President, Chief Executive Officer and Chief Investment Officer(7)	—		$—	—	$—

(1)
Represents awards of restricted common shares that were granted on February 20, 2015, February 18, 2016, February 15, 2017 and February 22, 2018, all of which vest ratably on each of the first 16 quarterly anniversaries of the date of grant.

(2)
Represents restricted common shares granted pursuant to a retention award on October 31, 2016 which vest ratably on each of the three anniversaries of October 31, 2016, provided the executive remains continuously employed through such date.

(3)
Represents restricted common shares granted pursuant to a retention award on August 2, 2016 which vest ratably on each of the three anniversaries of August 2, 2016 for Ms. Hale, provided the she remains continuously employed through such date.

(4)
Represents restricted shares granted pursuant to a retention award on August 1, 2018, which vests in amounts equal to 20%, 30% and 50% of the award on the first, second and third anniversaries, respectively, of the grant date for Mr. Mahoney, provided he remains continuously employed through such date.

(5)
Value based on $16.40 per share, which was the closing price of our common shares on the NYSE on December 31, 2018.

(6)
Represents the grant of a threshold number of performance units that may be settled in restricted common shares if the Company achieves certain performance over a three-year performance period. The performance units awarded in 2016 vest over a four-year period, including a three-year performance-based vesting period ending on May 22, 2019, plus an additional one year time-based vesting period ending on May 22, 2020. The performance units awarded in 2017 vest over a four-year period, including a three-year performance-based vesting period ending on February 16, 2020, plus an additional one year time-based vesting period ending on February 16, 2021. The performance units awarded in 2018 vest over a four-year period, including a three-year performance-based vesting period ending on February 21, 2021, plus an additional one year time-based vesting period ending on February 21, 2022. See "Compensation Discussion and Analysis—Components of Executive Officer Compensation—Equity Awards—Multi-Year Performance Equity Awards."

(7)
Mr. Bierkan retired from his position as President, Chief Executive Officer and Chief Investment Officer effective August 22, 2018.

Vested Share Awards in 2018

        The following table sets forth the number and value of restricted common shares that vested during 2018 for each of our NEOs.

Name and Position	Number of Common Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Robert L. Johnson
Executive Chairman	60,944	$1,234,518
Leslie D. Hale
President and Chief Executive Officer	66,062	$1,439,141
Sean M. Mahoney
Executive Vice President and Chief Financial Officer	—	$—
Ross H. Bierkan
Former President, Chief Executive Officer and Chief Investment Officer(3)	141,973	$3,141,694

(1)
Represents the vested portion of (i) restricted common shares that were awarded to the NEO on February 7, 2014, February 20, 2015, February 18, 2016, February 15, 2017 and February 22, 2018, which vest ratably on each of the first 16 quarterly anniversaries of the date of grant, and (ii) (A) in the case of Mr. Johnson, restricted common shares granted pursuant to a retention award on October 31, 2016, which vest ratably on each of the three anniversaries of such date, (B) in the case of Ms. Hale, restricted common shares granted pursuant to a retention award on August 2, 2016, which vest ratably on each of the three anniversaries of such date, (C) in the case of Mr. Mahoney, restricted shares granted pursuant to a retention award on August 1, 2018, which vest in the amounts of 20%, 30% and 50% of the grant on the first, second and third anniversaries of such date, and (D) in the case of Mr. Bierkan, restricted common shares granted pursuant to a retention award on August 2, 2016, which vested ratably on each of the two anniversaries of such date.

(2)
Represents the value of vested shares calculated by multiplying the number of vested shares by the closing price of our common shares on the NYSE on the vesting date or, if the vesting date occurred on a day on which the NYSE was closed for trading, the next trading day.

(3)
Mr. Bierkan retired from his position as President, Chief Executive Officer and Chief Investment Officer effective August 22, 2018.

Employment Agreements with our Named Executive Officers

  Robert L. Johnson

        On October 31, 2016, we entered into an amended and restated employment agreement with Robert L. Johnson, our Executive Chairman in connection with Mr. Johnson's increased responsibilities as Executive Chairman of the Board of the Company. The amended and restated employment agreement entered into with Mr. Johnson superseded the employment agreement previously entered into between the parties effective May 14, 2015. The amended and restated employment agreement has a five year term, expiring on October 31, 2021. If the parties fail to enter into a new agreement on or before the end of the term, Mr. Johnson's employment terminates at the end of the term.

        Our amended and restated employment agreement with Mr. Johnson provides for a base salary of $500,000 (which may be increased by the Compensation Committee), a target bonus of 125% of base salary (with the actual bonus to be determined by the Compensation Committee), and eligibility for grants of equity. The agreement also provides for a retention award of $1,800,000 of time-based restricted stock. The retention award will vest in three annual installments, subject to Mr. Johnson's continued employment on the first, second and third anniversaries of the date of the Agreement, with certain exceptions described below under "—Potential Payments upon Termination or Change in Control."

        Mr. Johnson continues to be eligible for the same benefits and is generally subject to the same material terms and conditions set forth in his prior employment agreement, except as described below under "—Potential Payments upon Termination or Change in Control."

        Mr. Johnson's amended and restated employment agreement contains customary non-competition and non-solicitation covenants that apply during the term and for 24 months after the term.

  Leslie D. Hale

        On August 22, 2016, we entered into an amended and restated employment agreement with Leslie D. Hale, our President and Chief Executive Officer and formerly our Chief Operating Officer, Chief Financial Officer and Executive Vice President. The amended and restated employment agreement entered into with Ms. Hale superseded the employment agreement previously entered into between the parties effective August 2, 2013. The amended and restated employment agreement has a three-year term expiring August 22, 2019, with an automatic extension term of one additional year unless either we or Ms. Hale give 60 days' prior notice that the term will not be extended.

        Our amended and restated employment agreement with Ms. Hale provided for a base salary of $575,000 (which was increased by the Compensation Committee to $775,000 upon her promotion to President and Chief Executive Officer on August 22, 2018), a target bonus of 125% of base salary (with the actual bonus to be determined by the Compensation Committee and which target bonus was increased by the Compensation Committee to 150% of base salary upon her promotion to President and Chief Executive Officer) and eligibility for grants of equity. In connection with her August 2016 promotion to Chief Operating Officer, Chief Financial Officer and Executive Vice President, Ms. Hale received a retention award of $2,155,000 that vests and is paid in three installments, subject to Ms. Hale's continued employment on the applicable vesting date, with certain exceptions described below under "—Potential Payments upon Termination or Change in Control." The retention award is payable 75% in Company stock and 25% in cash.

        Ms. Hale continues to be eligible for the same benefits and is generally subject to the same material terms and conditions set forth in her prior employment agreement, except as described below under "—Potential Payments upon Termination or Change in Control."

        Ms. Hale's amended and restated employment agreement contains customary non-competition and non-solicitation covenants that apply during the term and for 24 months after the term.

  Sean M. Mahoney

        On July 16, 2018, we entered into an employment agreement with Sean M. Mahoney, our Executive Vice President and Chief Financial Officer. The employment agreement has a three year term expiring July 16, 2021, with an automatic extension term of one additional year unless either we or Mr. Mahoney give 60 days' prior notice that the term will not be extended.

        Our employment agreement with Mr. Mahoney provides for a base salary of $525,000 (which may be increased by the Compensation Committee), a target bonus of 100% of base salary (with the actual bonus to be determined by the Compensation Committee), and eligibility for grants of equity. In connection with his hiring, Mr. Mahoney received a one-time special award of restricted common shares that vests and is paid in three installments, subject to Mr. Mahoney's continued employment on the applicable vesting date, with certain exceptions described below under "—Potential Payments upon Termination or Change in Control."

        Mr. Mahoney is eligible certain severance payments and/or benefits upon his termination of employment. See "—Potential Payments upon Termination or Change in Control" for more information.

        Mr. Mahoney's employment agreement contains customary non-competition and non-solicitation covenants that apply during the term and for 12 months after the term.

  Ross H. Bierkan

        On August 22, 2016, we entered into an amended and restated employment agreement with Ross H. Bierkan, our Former President, Chief Executive Officer and Chief Investment Officer (through August 22, 2018). The amended and restated employment agreement entered into with Mr. Bierkan superseded the employment agreement previously entered into between the parties effective May 14, 2015. The amended and restated employment agreement had a two-year term and expired on August 22, 2018, when Mr. Bierkan retired from the Company.

        Our amended and restated employment agreement with Mr. Bierkan provided for a base salary of $700,000, a target bonus of 150% of base salary (with the actual bonus determined by the Compensation Committee), and eligibility for grants of equity. In connection with his August 2016 promotion, Mr. Bierkan received a retention award of $2,250,000 that vested and was paid in two installments on August 2, 2017 and August 2, 2018, prior to Mr. Bierkan's retirement. The retention award was payable 75% in Company stock and 25% in cash.

        Prior to his retirement, Mr. Bierkan was eligible for the same benefits and was generally subject to the same material terms and conditions set forth in his prior employment agreement, except as described below under "—Potential Payments upon Termination or Change in Control."

        Pursuant the terms of his amended and restated employment agreement, Mr. Bierkan's unvested restricted shares vested upon his retirement. Mr. Bierkan also received the pro-rated portion of his annual cash bonus for calendar year 2018 and is eligible to receive a prorated portion of his 2017 Multi-Year Performance Equity Award, provided the hurdles for the performance period are satisfied. Upon his departure, Mr. Bierkan forfeited his interest in the 2018 Multi-Year Performance Equity Award. Mr. Bierkan's amended and restated employment agreement contained customary non-competition and non-solicitation covenants that apply during the term and for 24 months after the term.

Potential Payments upon Termination or Change-in-Control

  Various Termination Events

        The following discussion summarizes the amounts that we may be required to pay our NEOs in connection with the following termination events: (i) death or disability of the NEO; (ii) termination by us without "cause" or by the executive for "good reason" (including a termination at or after a "change in control" of the Company, with such term as defined in our 2015 Equity Incentive Plan); and (iii) the retirement of the NEO. The potential payments to our NEOs will vary depending on which one of these termination events occurs.

        Regardless of the reason for any termination of employment, each executive officer is entitled to receive the following benefits upon termination: (1) payment of any unpaid portion of such NEO's base salary through the effective date of termination; (2) reimbursement for any outstanding reasonable business expense; (3) continued insurance benefits to the extent required by law; and (4) payment of any vested but unpaid rights as may be required independent of the employment agreement.

  Termination by us for "Cause" or by the named executive officer without "Good Reason"

        If we terminate any NEO's employment agreement for "cause" or the NEO terminates his or her employment agreement without "good reason," the executive will only receive the benefits to be provided regardless of the reason for the termination of employment.

  Termination by us without "Cause" or by the named executive officer for "Good Reason"

  Mr. Johnson and Ms. Hale

        If we terminate Mr. Johnson or Ms. Hale without "cause" or either NEO terminates his or her employment for "good reason" during the initial term of their employment agreement, the executive will have the right to receive, in addition to the benefits to be provided regardless of the reason for the termination of employment, a severance payment that will consist of: (i) a pro-rata bonus for the year of termination based on the portion of the year that has elapsed and the satisfaction of the performance criteria for such bonus (except in the case of a termination at or after a change of control (as defined in the 2015 Equity Incentive Plan) when satisfaction of the performance criteria is not required); (ii) continued payment by us of the NEO's base salary, as in effect as of the NEO's last day of employment, for a period of 36 months; (iii) continued payment for life and health insurance coverage for 24 months to the same extent we paid for such coverage immediately prior to termination; (iv) three times the NEO's target annual cash bonus for the year of termination; (v) vesting in any unvested portion of the retention award; and (vi) vesting as of the last day of employment in any unvested portion of any equity awards previously issued to the executive (except in the case of performance-based equity awards, accelerated vesting may be conditioned on the satisfaction of the performance criteria for such awards where the termination is not at or after a change in control). With respect to the employment agreement with Mr. Johnson, if both we and the NEO agree to renew the employment agreement for one year, and during such renewal term the NEO is terminated without "cause" or resigns for "good reason," the NEO will be entitled to the amounts set forth in the preceding sentence, except that continued base salary will be for a period of 24 months, and the NEO will receive two, rather than three, times the NEO's target annual bonus. With respect to the employment agreement with Ms. Hale, if the termination without cause is due to non-renewal by us of the initial term of the employment agreement for an additional one-year period, then Ms. Hale will be entitled to the payments above, except that continued payment of her base salary will be for a period of 24 months, and she will be entitled to two times her target annual cash bonus for the year of termination. The foregoing benefits are conditioned upon the executive's execution of a general release of claims.

  Mr. Mahoney

        If we terminate Mr. Mahoney without "cause" or he terminates his employment for "good reason" during the initial term of their employment agreement, the executive will have the right to receive, in addition to the benefits to be provided regardless of the reason for the termination of employment, a severance payment that will consist of: (i) a pro-rata bonus for the year of termination based on the portion of the year that has elapsed and the satisfaction of the performance criteria for such bonus (except in the case of a termination at or after a change of control (as defined in the 2015 Equity Incentive Plan) when satisfaction of the performance criteria is not required); (ii) continued payment by us of his base salary, as in effect as of his last day of employment, for a period of 12 months; (iii) continued payment for life and health insurance coverage for 12 months to the same extent we paid for such coverage immediately prior to termination; (iv) one times his target annual cash bonus for the year of termination; and (v) vesting as of the last day of employment in any unvested portion of any equity awards previously issued to the executive (except in the case of performance-based equity awards, accelerated vesting may be conditioned on the satisfaction of the performance criteria for such awards where the termination is not at or after a change in control). The foregoing benefits are conditioned upon the executive's execution of a general release of claims.

  Mr. Bierkan

        Prior to his retirement, if we terminated Mr. Bierkan without "cause" or he terminated his employment for "good reason" during the initial term of his employment agreement, the executive had the right to receive, in addition to the benefits to be provided regardless of the reason for the termination of employment, a severance payment that would have consisted of: (i) a pro-rata bonus for the year of termination based on the portion of the year that had elapsed and the satisfaction of the performance criteria for such bonus (except in the case of a termination at or after a change of control (as defined in the 2015 Equity Incentive Plan) when satisfaction of the performance criteria is not required); (ii) continued payment by us of his base salary, as in effect as of his last day of employment, for a period of 36 months; (iii) continued payment for life and health insurance coverage for 24 months to the same extent we paid for such coverage immediately prior to termination; (iv) three times his target annual cash bonus for the year of termination; (v) vesting in any unvested portion of the retention award; and (vi) vesting as of the last day of employment in any unvested portion of any equity awards previously issued to the executive (except in the case of performance-based equity awards, accelerated vesting could be conditioned on the satisfaction of the performance criteria for such awards where the termination is not at or after a change in control). If both we and Mr. Bierkan had agreed to renew the employment agreement for one year, and during such renewal term he was terminated without "cause" or resigns for "good reason," the executive would have been entitled to the amounts set forth in the preceding sentence, except that continued base salary would have been for a period of 24 months, and he would have received two, rather than three, times his target annual bonus. The foregoing benefits were conditioned upon his execution of a general release of claims.

        Due to Mr. Bierkan's retirement, no additional severance payments would be due to him as of December 31, 2018 and as such he is not included in the foregoing tables describing potential payments upon termination or change-in-control.

  Definitions of "Cause" and "Good Reason"

        For purposes of the employment agreements, the term "cause" means any of the following, subject to any applicable cure provisions: (a) the conviction of the executive of any felony; (b) gross negligence or willful misconduct in connection with the performance of the executive's duties; (c) conviction of any other criminal offense involving an act of dishonesty intended to result in substantial personal enrichment of the executive at our expense; or (d) the material breach by the executive of any term of any employment, consulting or other services, confidentiality, intellectual property or non-competition agreements with us. The term "good reason" under the employment agreements means any of the following, subject to any applicable cure provisions, without the executive's consent: (a) the assignment to the executive of substantial duties or responsibilities inconsistent with the executive's position with us, or any other action by us that results in a substantial diminution of the executive's duties or responsibilities; (b) a requirement that the executive work principally from a location that is 30 miles further from the executive's residence than our address on the effective date of the executive's employment agreement; (c) a material reduction in the executive's aggregate base salary and other compensation (including the target bonus amount and retirement plan, welfare plans and fringe benefits) taken as a whole, excluding any reductions caused by the failure to achieve performance targets and excluding any reductions on account of the provisions of the employment agreement; or (d) any material breach by us of the employment agreement.

  Death or Disability

        If the NEO's employment terminates due to death or disability, in addition to the benefits to be provided regardless of the reason for the termination of employment, the executive, or in the case of death, the executive's estate is entitled to receive (i) payment of the pro rata share of any performance bonus to which such executive would have been entitled for the year of death or disability regardless of whether the performance criteria has been satisfied, (ii) vesting of all unvested equity awards and (iii) vesting of any unvested portion of the retention award. The amended and restated employment agreements added the provision regarding accelerated vesting of the retention awards in the event of termination due to death or disability.

  Retirement

        If the NEO's employment terminates due to retirement, in addition to the benefits to be provided regardless of the reason for the termination of employment, the executive is entitled to receive payment of any pro rata share of any performance bonus to which such executive would have been entitled for the year of retirement to the extent the performance goals have been achieved and vesting of all unvested equity awards.

  Quantification of Benefits under the Termination Events

        The tables below set forth the amount that we would be required to pay each of the NEOs under the termination events described above.

Robert L. Johnson:

Executive Benefits and Payments upon Separation	Without Cause or For Good Reason Termination on 12/31/2018		In Connection with a Change-in-Control on 12/31/2018		For Cause or Without Good Reason Termination on 12/31/2018(1)	Death or Disability on 12/31/2018		Retirement on 12/31/2018
Bonus Earned in 2018	$664,448	(2)	$664,448	(2)	$—	$664,448	(2)	$664,448	(2)
Accelerated Vesting of Non-Vested Equity Awards	1,420,486	(3)	1,420,486	(3)	—	1,420,486	(3)	1,420,486	(3)
Accelerated Vesting of Non-Vested Performance-Based Equity Award(4)	—		1,582,961		—	—		—
Medical and Insurance Benefits	—		—		—	—		—
Cash Severance	3,375,000		3,375,000		—	—		—

Total	$5,459,934		$7,042,895		$—	$2,084,934		$2,084,934

(1)
Upon termination for the indicated reasons, Mr. Johnson would receive (i) payment of any unpaid portion of his base salary through the effective date of termination; (ii) reimbursement for any outstanding reasonable business expense; (iii) continued insurance benefits to the extent required by law; and (iv) payment of any vested but unpaid rights as may be required independent of the employment agreement.

(2)
Upon termination for the indicated reasons, Mr. Johnson would receive the pro rata share of any performance bonus earned for the year of termination (and in the case of death, disability or termination in connection with a change-in-control, regardless of whether the performance criteria have been satisfied).

(3)
Amount calculated as the number of common shares that have not vested (from the Outstanding Equity Awards at Fiscal Year-End December 31, 2018 Table) multiplied by the closing price of our common shares of $16.40 on December 31, 2018. Amount includes the restricted shares underlying the retention award.

(4)
Upon termination in connection with a change-in-control, the performance-based restricted units will convert to restricted shares and such shares will immediately vest, based on actual achievement of the performance measures as of the date of the change-in-control. During the first eighteen months of the performance period, performance units will not convert to restricted shares under any other termination event.

Leslie D. Hale:

Executive Benefits and Payments upon Separation	Without Cause or For Good Reason Termination on 12/31/2018		In Connection with a Change-in- Control on 12/31/2018		For Cause or Without Good Reason Termination on 12/31/2018(1)	Death or Disability on 12/31/2018		Retirement on 12/31/2018		Non-Renewal of Agreement on 12/31/2018
Bonus Earned in 2018	$1,110,028	(2)	$1,110,028	(2)	$—	$1,110,028	(2)	$1,110,028	(2)	$1,110,028	(2)
Accelerated Vesting of Non-Vested Equity Awards	1,807,460	(3)	1,807,460	(3)	—	1,807,460	(3)	1,807,460	(3)	1,807,460	(3)
Accelerated Vesting of Non-Vested Performance-Based Equity Award(4)	—		—		—	—		—		—
Medical and Insurance Benefits	64,083		64,083		—	—		—		64,083
Cash Severance	5,812,500		5,812,500		—	—		—		3,875,000

Total	$8,794,071		$8,794,071		$—	$2,917,488		$2,917,488		$6,856,571

(1)
Upon termination for the indicated reasons, Ms. Hale would receive (i) payment of any unpaid portion of her base salary through the effective date of termination; (ii) reimbursement for any outstanding reasonable business expense; (iii) continued insurance benefits to the extent required by law; and (iv) payment of any vested but unpaid rights as may be required independent of the employment agreement.

(2)
Upon termination for the indicated reasons, Ms. Hale would receive the pro rata share of any performance bonus earned for the year of termination (and in the case of death, disability or termination in connection with a change-in-control, regardless of whether the performance criteria have been satisfied).

(3)
Amount calculated as the number of common shares that have not vested (from the Outstanding Equity Awards at Fiscal Year-End December 31, 2018 Table) multiplied by the closing price of our common shares of $16.40 on December 31, 2018. Amount includes the restricted shares underlying the promotion award.

(4)
Upon termination in connection with a change-in-control, the performance-based restricted units will convert to restricted shares and such shares will immediately vest, based on actual achievement of the performance measures as of the date of the change-in-control. During the first eighteen months of the performance period, performance units will not convert to restricted shares under any other termination event.

Sean M. Mahoney:

Executive Benefits and Payments upon Separation	Without Cause or For Good Reason Termination on 12/31/2018		In Connection with a Change-in-Control on 12/31/2018		For Cause or Without Good Reason Termination on 12/31/2018(1)	Death or Disability on 12/31/2018		Retirement on 12/31/2018
Bonus Earned in 2018	$244,496	(2)	$244,496	(2)	$—	$244,496	(2)	$244,496	(2)
Accelerated Vesting of Non-Vested Equity Awards	1,449,399	(3)	1,449,399	(3)	—	1,449,399	(3)	1,449,399	(3)
Accelerated Vesting of Non-Vested Performance-Based Equity Award(4)	—		—		—	—		—
Medical and Insurance Benefits	17,539		17,539		—	—		—
Cash Severance	1,050,000		1,050,000		—	—		—

Total	$2,761,434		$2,761,434		$—	$1,693,895		$1,693,895

(1)
Upon termination for the indicated reasons, Mr. Mahoney would receive (i) payment of any unpaid portion of his base salary through the effective date of termination; (ii) reimbursement for any outstanding reasonable business expense; (iii) continued insurance benefits to the extent required by law; and (iv) payment of any vested but unpaid rights as may be required independent of the employment agreement.

(2)
Upon termination for the indicated reasons, Mr. Mahoney would receive the pro rata share of any performance bonus earned for the year of termination (and in the case of death, disability or termination in connection with a change-in-control, regardless of whether the performance criteria have been satisfied).

(3)
Amount calculated as the number of common shares that have not vested (from the Outstanding Equity Awards at Fiscal Year-End December 31, 2018 Table) multiplied by the closing price of our common shares of $16.40 on December 31, 2018. Amount includes the restricted shares underlying the promotion award.

(4)
Upon termination in connection with a change-in-control, the performance-based restricted units will convert to restricted shares and such shares will immediately vest, based on actual achievement of the performance measures as of the date of the change-in-control. During the first eighteen months of the performance period, performance units will not convert to restricted shares under any other termination event.

Pay Ratio Disclosure

        Presented below is the ratio of annual total compensation of our Chief Executive Officer to the annual total compensation of our median employee (excluding our Chief Executive Officer). The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Exchange Act.

        In identifying our median employee, we calculated the annual total cash compensation of each employee for the twelve month period that ended on December 31, 2018. Total cash compensation for these purposes included base salary, bonus, the value of restricted shares that vested during 2018 and dividends on unvested Company restricted shares and was calculated using internal payroll/tax records. We did not apply any cost-of-living adjustments as part of the calculation.

        We selected the median employee based on the 84 full-time, part-time, temporary and seasonal workers who were employed as of December 31, 2018. We have no non-US employees.

        Our Chief Executive Officer for the twelve month period that ended on December 31, 2018 was Mr. Bierkan (through August 22, 2018) and then Ms. Hale (August 22, 2018 to the present). The 2018 annual compensation as determined under Item 402 of Regulation S-K for Ms. Hale, our Chief Executive Officer at December 31, 2018, the date on which the median employee was identified, was $3,668,751.

        The 2018 annual total compensation as determined under Item 402 of Regulation S-K for our median employee was $147,048. The ratio of our Chief Executive Officer's annual total compensation to our median employee's total compensation for fiscal year 2018 is 24.9 to 1.

 EQUITY COMPENSATION PLAN INFORMATION

        The following table gives information about our common shares that may be issued under our 2015 Equity Incentive Plan as of December 31, 2018.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by shareholders	589,329	(1)	—	2,391,827
Equity compensation plans not approved by shareholders	—		—	—
Total	589,329		—	2,391,827

(1)
This total represents the total number of restricted common shares that may be granted under the 2015 Equity Incentive Plan in connection with the conversion of performance units, assuming maximum performance is achieved. The number of restricted common shares to be issued may be lower if maximum performance is not achieved. See "Compensation Discussion and Analysis—Components of Executive Officer Compensation—Multi-Year Performance Equity Awards."

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee is currently composed of Messrs. La Forgia and McCarthy and Mses. Gibson and McNeal, with Mr. La Forgia serving as its chairperson. The members of the Audit Committee are appointed by and serve at the discretion of the Board of Trustees.

        One of the principal purposes of the Audit Committee is to assist the Board of Trustees in the oversight of the integrity of the Company's financial statements. The Company's management team has the primary responsibility for the financial statements and the reporting process, including the system of internal controls and disclosure controls and procedures. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2018 with our management.

        The Audit Committee also is responsible for assisting the Board of Trustees in the oversight of the qualification, independence and performance of the Company's independent auditors. The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and those matters required to be discussed by the Public Company Accounting Oversight Board Standard No. 16, Communications with Audit Committees.

        The Audit Committee has received both the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence. In addition, the Audit Committee has considered whether the provision of non-audit services, and the fees charged for such non-audit services, by PricewaterhouseCoopers LLP are compatible with maintaining the independence of PricewaterhouseCoopers LLP from management and the Company.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Trustees that the Company's audited financial statements for 2018 be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the SEC.

Respectfully submitted,
The Audit Committee of the Board of Trustees
ROBERT M. LA FORGIA (Chairman) PATRICIA L. GIBSON GLENDA G. MCNEAL ROBERT J. MCCARTHY

        The Audit Committee Report above does not constitute "soliciting material" and will not be deemed "filed" or incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

 PRINCIPAL SHAREHOLDERS

        The following table sets forth certain information regarding the beneficial ownership of our common shares and units of limited partnership interest of RLJ Lodging Trust, L.P., which we refer to as the operating partnership, as of March 20, 2019 by (a) each of our trustees, (b) each of our named executive officers, (c) all of our trustees and executive officers as a group, and (d) each person known to us to be the beneficial owner of more than five percent of our common shares. Operating partnership units (the "OP units") are redeemable for an equal number of our common shares or cash, at our election, beginning one year after the date of issuance. Unless otherwise indicated, all shares and OP units are owned directly and the indicated person has sole voting and dispositive power with respect to such shares or OP units. The SEC has defined "beneficial ownership" of a security to mean the possession, directly or indirectly, of voting power and/or dispositive power with respect to such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement.

        Unless otherwise indicated, the address of each person listed below is c/o RLJ Lodging Trust, 3 Bethesda Metro Center, Suite 1000, Bethesda, MD 20814.

Name and Position	Number of Shares and OP Units Beneficially Owned	% of All Shares(1)	% of All Shares and OP Units(2)
Robert L. Johnson(3)	1,551,126	*	*
Ross H. Bierkan(4)	671,836	*	*
Leslie D. Hale(5)	464,051	*	*
Sean Mahoney	101,636	*	*
Evan Bayh	40,835	*	*
Arthur R. Collins	10,862	*	*
Nathaniel A. Davis	78,121	*	*
Patricia L. Gibson	22,610	*	*
Robert M. La Forgia	42,721	*	*
Glenda G. McNeal	35,528	*	*
Robert J. McCarthy	6,182	*	*
All trustees and executive officers as a group (11 persons)	2,923,872	1.7%	1.7%
More than Five Percent Beneficial Owners
The Vanguard Group—23-1945930(6)	25,379,345	14.6%	14.5%
BlackRock, Inc.(7)	17,628,130	10.1%	10.1%
Cohen & Steers, Inc.(8)	13,563,791	7.8%	7.8%
Goldman Sachs Asset Management(9)	8,766,823	5.0%	5.0%

*
Less than 1%

(1)
The total number of shares deemed outstanding and used in calculating this percentage for the named person(s) is the sum of (a) 173,681,694 common shares outstanding as of March 20, 2019 and (b) the number of common shares issuable to such person(s) upon redemption of limited partnership units owned by such person(s). Amounts shown for individuals assume that all OP units held by the person have been redeemed for our common shares, and amounts for all trustees and executive officers as a group assume all OP units held by such persons, if any, have been redeemed for our common shares.

(2)
The total number of shares and units deemed outstanding and used in calculating this percentage for the named person(s) is the sum of (a) 173,681,694 common shares outstanding as of March 20, 2019 and (b) 772,743 limited partnership units outstanding as of March 20, 2018 (other than such units held by us).

(3)
Includes 335,250 OP units received by Mr. Johnson in connection with the formation transactions effected in connection with our IPO and restricted common shares subject to time vesting.

(4)
As of August 24, 2018, based on information provided by Mr. Bierkan in a Form 4 filed with the SEC on that date. Includes 67,050 OP units received by Mr. Bierkan in connection with the formation transactions effected in connection with our IPO and restricted common shares that vested upon Mr. Bierkan's departure from the Company on August 22, 2018.

(5)
Includes restricted common shares subject to time vesting.

(6)
Based on information provided by The Vanguard Group in a Schedule 13G/A filed with the SEC on February 12, 2019. The Vanguard Group, Inc. is the beneficial owner of 25,379,345 shares, of which it has sole voting power with respect to 323,779 shares, sole dispositive power with respect to 25,025,527 shares, shared voting power with respect to 199,460 shares and shared dispositive power with respect to 353,818 shares. The address of The Vanguard Group, as reported by it in the Schedule 13G/A, is 100 Vanguard Blvd., Malvern, PA 19355.

(7)
Based on information provided by BlackRock, Inc. in a Schedule 13G/A filed with the SEC on January 11, 2019. BlackRock, Inc. is the beneficial owner of 17,628,130 shares, of which it has sole voting power with respect to 16,939,285 shares and sole dispositive power with respect to all of the shares. The address of BlackRock, Inc., as reported by it in the Schedule 13G/A, is 55 East 52nd Street, New York, NY 10055.

(8)
Based on information provided by Cohen & Steers, Inc. in a Schedule 13G/A filed with the SEC on February 14, 2019. Cohen & Steers, Inc. is the beneficial owner of 13,563,791 shares, of which it has sole voting power with respect to 6,502,710 shares and sole dispositive power with respect to all of the shares. The address of Cohen & Steers, Inc., as reported by it in the Schedule 13G/A, is 280 Park Avenue, 10th Floor, New York, NY 10017.

(9)
Based on information provided by Goldman Sachs Asset Management in a Schedule 13G filed with the SEC on February 8, 2019. Goldman Sachs Asset Management is the beneficial owner of 8,766,823 shares, of which it has sole voting power with respect to 0 shares, shared voting power with respect to 8,408,149 shares and shared dispositive power with respect to all of the shares. The address of Goldman Sachs Asset Management, as reported by it in the Schedule 13G, is 200 West Street, New York, NY 10282.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transaction Policy

        The Board has adopted a written related person transaction approval policy to further the goal of ensuring that any related person transaction is properly reviewed, approved by the Audit Committee or all of the disinterested trustees of the Board, and fully disclosed in accordance with the rules and regulations of the SEC and the NYSE. The policy applies to transactions or arrangements between the Company and any related person, including trustees, trustee nominees, executive officers, greater than 5% shareholders and the immediate family members of each of these groups. They do not, however, apply with respect to general conflicts between the interests of the Company and our employees, officers and trustees, including issues relating to engaging in a competing business and receiving certain benefits from the Company, such as loans or guarantees of obligations, which are reported and handled in accordance with the Company's Code of Business Conduct and Ethics and other procedures and guidelines implemented by the Company from time to time.

        Under the policy, the trustees and executive officers of the Company are responsible for identifying and reporting to our chief compliance officer any proposed transaction with a related person. The Audit Committee will approve, ratify or reject the transaction or refer the transaction to the full Board or another appropriate committee, in its discretion. All related party transactions will be disclosed to the full Board.

        The Audit Committee also will review the Company's Related Party Transactions Policy periodically and will report the results of such reviews to the Board.

Related Party Transactions

        The following information summarizes our transactions with related parties.

  Employment Agreements

        We entered into an employment agreement with each of Messrs. Johnson and Bierkan and Ms. Hale effective upon completion of our IPO and in 2016 entered into amended and restated agreements with each of Messrs. Johnson, Bierkan and Ms. Hale. In addition, we entered into an employment agreement with Mr. Mahoney in 2018. These employment agreements provide for base salary, bonus and other benefits, including accelerated vesting of equity awards upon a termination of the executive's employment under certain circumstances. For a description of these employment agreements, see "Compensation of Executive Officers—Employment Agreements with Our Named Executive Officers" and "Compensation of Executive Officers—Potential Payments upon Termination or Change in Control."

  Indemnification Agreements for Officers and Trustees

        We entered into indemnification agreements with each of our executive officers and trustees that obligate us to indemnify them to the maximum extent permitted by Maryland law. The indemnification agreements provide that, if a trustee or executive officer is a party or is threatened to be made a party to any proceeding by reason of such trustee's or executive officer's status as our trustee, officer or employee, we must indemnify such trustee or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

  •
  the act or omission of the trustee or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

  •
  the trustee or executive officer actually received an improper personal benefit in money, property or services; or

  •
  with respect to any criminal action or proceeding, the trustee or executive officer had reasonable cause to believe that his or her conduct was unlawful;

provided, however, that we will have no obligation (1) to indemnify such trustee or executive officer for a proceeding by or in the right of the Company, for expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, if it has been adjudged that such trustee or executive officer is liable to us with respect to such proceeding or (2) to indemnify or advance expenses of such trustee or executive officer for a proceeding brought by such trustee or executive officer against the Company, except for a proceeding brought to enforce indemnification under Section 2-418 of the Maryland General Corporation Law ("MGCL") or as otherwise provided by our bylaws, our declaration of trust, a resolution of our Board or an agreement approved by our Board. Under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the trustee or officer was adjudged liable on the basis that a personal benefit was improperly received.

        Upon application by one of our trustees or executive officers to a court of appropriate jurisdiction, the court may order indemnification of such trustee or executive officer if:

  •
  the court determines that such trustee or executive officer is entitled to indemnification under Section 2-418(d)(1) of the MGCL, in which case the trustee or executive officer shall be entitled to recover from us the expenses of securing such indemnification; or

  •
  the court determines that such trustee or executive officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the trustee or executive officer has met the standards of conduct set forth in Section 2-418(b) of the MGCL or has been adjudged liable for receipt of an "improper personal benefit" under Section 2-418(c) of the MGCL; provided, however, that our indemnification obligations to such trustee or executive officer will be limited to the expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with any proceeding by us or in our right or in which such trustee or executive officer shall have been adjudged liable for receipt of an improper personal benefit under Section 2-418(c) of the MGCL.

        Notwithstanding, and without limiting, any other provisions of the indemnification agreements, if a trustee or executive officer is a party or is threatened to be made a party to any proceeding by reason of such trustee's or executive officer's status as our trustee, executive officer or employee, and such trustee or executive officer is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such proceeding, we must indemnify such trustee or executive officer for all expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with each successfully resolved claim, issue or matter, including any claim, issue or matter in such a proceeding that is terminated by dismissal, with or without prejudice.

        We must pay all indemnifiable expenses in advance of the final disposition of any proceeding if the trustee or executive officer furnishes us with a written affirmation of the trustee's or executive officer's good faith belief that the standard of conduct necessary for indemnification by us has been met and a written undertaking to reimburse us if a court of competent jurisdiction determines that the trustee or executive officer is not entitled to indemnification.

        Our declaration of trust and bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former trustee or officer (including any individual who, at our request, serves or has served as a director, trustee, officer, partner, member, employee or agent of another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise) against any claim or liability to which he or she may become subject by reason of service in such capacity and (2) any present or former trustee or officer who has been successful in the defense of a proceeding to which he or she was made a party by reason of service in such capacity. Our declaration of trust and bylaws also permit us, with the approval of our Board, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

  Registration Rights Agreement

        In connection with our formation transactions, our operating partnership issued an aggregate of 894,000 OP units to RLJ Development (an entity in which each of Messrs. Thomas J. Baltimore, Jr., our former President and Chief Executive Officer, Johnson and Bierkan, our former President, Chief Executive Officer, and Chief Investment Officer, holds an equity interest) as consideration for substantially all of its assets and liabilities. Upon completion of our IPO and our formation transactions, we entered into a registration rights agreement with RLJ Development relating to the OP units. Under the registration rights agreement, subject to certain exceptions, we are required to use commercially reasonable efforts to cause to be filed a registration statement covering the resale of our common shares issuable, at our option, in exchange for OP units issued in our formation transactions. In addition, we are required, upon request from the parties subject to such registration rights agreement, to use our commercially reasonable efforts to register for resale the common shares issued in connection with the redemption of such OP units; provided, however, the holders of such common shares issued in connection with the redemption of OP units collectively may not exercise such registration rights more than once in any consecutive six month period. Under such registration rights agreement, such holders are entitled to receive notice of any underwritten public offering on behalf of investors in RLJ Lodging Fund II, L.P. (and its parallel fund) and RLJ Real Estate Fund III, L.P. (and its parallel fund) receiving our common shares in our formation transactions at least 10 business days prior to the anticipated filing date of such registration statement. Such holders may request in writing within five business days following receipt of such notice to participate in such underwritten public offering; provided that if the aggregate dollar amount or number of common shares as to which registration has been demanded exceeds the maximum dollar amount or maximum number of securities that can be sold in such offering without adversely affecting its success, the common shares issued in connection with the redemption of OP units may be excluded from such underwritten public offering. We have filed registration statements in satisfaction of the foregoing obligations that are currently effective.

  Sublease Agreement with RLJ Companies

        In 2015, following the termination of a sublease with RLJ Companies for office space, we entered into an Executive Suite Agreement with RLJ Companies, pursuant to which RLJ Company subleases from us 2,497 rentable square feet of office space in our corporate headquarters for RLJ Companies' use. Under the terms of the Executive Suite Agreement, RLJ Companies pays us monthly rent in an amount equal to rent payable by us under the lease agreement with respect to the number of rentable square feet RLJ Companies occupies under the Executive Suite Agreement. RLJ Companies' obligation to pay rent includes the base rent and all additional rent payable with respect to such space under the lease (e.g., increases in real estate taxes and operating expenses). As of December 31, 2018, RLJ Companies subleased approximately rentable 2,497 square feet of office space from us. In 2019, the total amount payable by RLJ Companies under the Executive Suite Agreement is approximately $117,000.00.

 OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires that our executive officers and trustees, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. Executive officers, trustees and greater than 10% shareholders are required by the SEC to furnish us with copies of all Forms 3, 4 and 5 that they file.

        Based on our review of the copies of such forms, and/or on written representations from the reporting persons that they were not required to file a Form 5 for the fiscal year, we believe that these filing requirements were satisfied by the reporting persons during 2018.

Other Matters to Come Before the 2019 Annual Meeting

        No other matters are to be presented for action at the Annual Meeting other than as set forth in this Proxy Statement. If other matters properly come before the meeting, however, the persons named in the accompanying proxy card will vote all proxies solicited by this Proxy Statement as recommended by our Board, or, if no such recommendation is given, in their own discretion.

Shareholder Proposals and Nominations for the 2020 Annual Meeting

        Any shareholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act, to be considered for inclusion in our proxy materials for the next annual meeting of shareholders must be received at our principal executive offices no later than December 3, 2019.

        In addition, any shareholder who wishes to propose a nominee to the Board or propose any other business to be considered by the shareholders (other than a shareholder proposal included in our proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act) must comply with the advance notice provisions and other requirements of Article II, Section 12 of our bylaws, which are on file with the SEC and may be obtained from Investor Relations upon request. These notice provisions require that nominations of persons for election to the Board and the proposal of business to be considered by the shareholders for the 2020 Annual Meeting must be received no earlier than November 3, 2019 and no later than December 3, 2019.

Householding of Proxy Materials

        If you and other residents at your mailing address own common shares in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as "householding." If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our annual report and Proxy Statement to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm and your account number to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717 (telephone number: 1-800-542-1061). The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this Proxy Statement or our annual report, we will send a copy to you if you address your written request to or call RLJ Lodging Trust, 3 Bethesda Metro Center, Suite 1000, Bethesda, MD 20814, Attention: Investor Relations (telephone number: 301-280-7774). If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting Investor Relations in the same manner.

 IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 3, 2019.

        This Proxy Statement, our Annual Report to Shareholders and our Annual Report on Form 10-K for the year ended December 31, 2018 are available on our website at www.rljlodgingtrust.com under the Investor Relations section of the website. In addition, our shareholders may access this information, as well as transmit their voting instructions, at www.proxyvote.com by having their proxy card and related instructions in hand.

        Additional copies of this Proxy Statement, our Annual Report to Shareholders or our Annual Report on Form 10-K for the year ended December 31, 2018 will be furnished to our shareholders upon written request to the Corporate Secretary at the mailing address for our executive offices set forth on the first page of this Proxy Statement. If requested by eligible shareholders, we will provide copies of exhibits to our Annual Report on Form 10-K for the year ended December 31, 2018 for a reasonable fee.

* * * *

By Order of the Board of Trustees,
Anita Cooke Wells Senior Vice President and Corporate Secretary

Bethesda, Maryland
April 1, 2019

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945 Address Change? Mark box, sign, and indicate changes below: TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD. The Board of Trustees Unanimously Recommends a Vote “FOR ALL” the Listed Nominees and a Vote “FOR” Proposals 2 and 3. The Board of Trustees Unanimously Recommends a Vote “AGAINST” Proposal 4. The election of 9 Trustees, each for a term expiring at the 2020 annual meeting of shareholders: 1. FOR AGAINST ABSTAIN 01 Robert L. Johnson 02 Leslie D. Hale 03 Evan Bayh Please fold here – Do not separate 04 Arthur R. Collins 05 Nathaniel A. Davis 06 Patricia L. Gibson 07 Robert M. La Forgia 08 Robert J. McCarthy 08 Glenda G. McNeal 2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019; To approve (on a non-binding basis) the compensation of our named executive officers; and To consider and vote on a shareholder proposal. FOR AGAINST ABSTAIN 3. FOR AGAINST ABSTAIN 4. FOR AGAINST ABSTAIN THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS. Date Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, adminis-trators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

RLJ Lodging Trust ANNUAL MEETING OF SHAREHOLDERS Friday, May 3, 2019 12:00 noon Eastern Time Bethesda Residence Inn 7335 Wisconsin Avenue Bethesda, MD 20814 RLJ Lodging Trust 3 Bethesda Metro Center Suite 1000 Bethesda, MD 20814 proxy This Proxy is solicited by the Board of Trustees for use at the Annual Meeting on May 3, 2019. The common shares you hold in your account will be voted as you specify on the reverse side. If no choice is specified, the Proxy will be voted “FOR ALL” all nominees listed in Proposal 1 and “FOR” Proposals 2 and 3 and “AGAINST” Proposal 4. By signing the Proxy, you hereby revoke all prior proxies and appoint Robert L. Johnson, Leslie D. Hale, Frederick D. McKalip and Anita Cooke Wells, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. : INTERNET/MOBILE www.proxypush.com/rlj Use the Internet to vote your Proxy until 11:59 p.m. (CT) on May 2, 2019. ( PHONE 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 2, 2019. * MAIL Mark, sign and date your Proxy card and return it in the postage-paid envelope provided. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.